Exhibit 10.2

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

NYC ACQUISITIONS IV LLC

As of NOVEMBER 25, 2015

THE MEMBERSHIP INTERESTS (AS DEFINED HEREIN) IN THE COMPANY (AS DEFINED HEREIN) ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD IN WHOLE OR IN PART EXCEPT AS PERMITTED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. IN ADDITION, INVESTORS MAY NOT RESELL, TRANSFER OR OTHERWISE DISPOSE OF ANY OFFERED INTEREST IN WHOLE OR IN PART EXCEPT IN COMPLIANCE WITH THE OPERATING AGREEMENT OF THE COMPANY. ACCORDINGLY, INVESTORS SHOULD BE AWARE THAT THEY WILL BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

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ii

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Section 20.17	Right of Offset	52
Section 20.18	Waiver of Certain Defenses	53
Section 20.19	Waiver of Jury Trial	53

iv

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

NYC ACQUISITIONS IV LLC

This Amended and Restated Limited Liability Company Agreement (this “Agreement”) of NYC ACQUISITIONS IV LLC, a Delaware limited liability company (the “Company”) is entered into as of November 25, 2015 (the “Effective Date”), between LSG FULTON STREET LLC, a Delaware limited liability company, as a Member (the “Developer Member”), and LIGHTSTONE REAL ESTATE INCOME TRUST INC., a Delaware limited partnership, as a Member (the “Preferred Member”).

WHEREAS, the Company was formed pursuant to a Certificate of Formation (the “Certificate of Formation”), dated as of August 10, 2015, and filed with the Secretary of State of Delaware on August 10, 2015;

WHEREAS, the Company previously operated pursuant to that certain Limited Liability Company Agreement of the Company, dated as of August 10, 2015, executed by the Developer Member (the “Existing Operating Agreement”);

WHEREAS, the parties hereto desire to amend and restate the Existing Operating

Agreement in its entirety with this Agreement;

WHEREAS, the parties hereto desire to set forth provisions with respect to the Company pursuant to the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the mutual promises hereby made, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Act” means the Delaware Limited Liability Company Act, as it may be amended from time to time.

“Additional Capital Contributions” means, for the Developer Member, the amount of Capital Contributions made by that Member, in excess of that Member’s Initial Capital Contribution.

“Adjusted Operating Expenses” means Operating Expenses, as determined and adjusted by the Preferred Member in accordance with its then current underwriting policies and procedures.

“Adjusted Operating Revenues” means Operating Revenues, as determined and adjusted by the Preferred Member in accordance with its then current underwriting policies and procedures.

“Affiliate” means, as to any Member, (a) any corporation in which such Member or any partner, shareholder, director, officer, member, or manager of such Member, directly or indirectly, owns or Controls more than ten percent (10%) of the beneficial interest, (b) any partnership, joint venture or limited liability company in which such Member or any partner, shareholder, director, officer, member, or manager of such Member is a partner, joint venturer or member, (c) any trust in which such Member or any partner, shareholder, director, officer member or manager of such Member is a trustee or beneficiary, (d) any entity of any type which is directly or indirectly owned or Controlled by such Member or any partner, shareholder, director, officer, member or manager of such Member, (e) any partner, shareholder, director, officer, member, manager or employee of such Member, or (f) any Person related by birth, adoption or marriage to any partner, shareholder, director, officer, member, manager or employee of such Member.

“Bankruptcy” means, with respect to a Person, the occurrence of (1) an assignment by a Person for the benefit of creditors; (2) the filing by a Person of a voluntary petition in bankruptcy; (3) the entry of a judgment by any court that a Person is bankrupt or insolvent, or the entry against a Person of an order for relief in any bankruptcy or insolvency proceeding; (4) the filing of a petition or answer by a Person seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation; (5) the filing by a Person of an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding for reorganization or of a similar nature; (6) the consent or acquiescence of a Person to the appointment of a trustee, receiver or liquidator of the Person or of all or any substantial part of its properties; (7) the admission by the Person in writing of its inability to pay its debts as they mature; (8) the filing of a petition against the Person seeking to have an order for relief entered against such Person as debtor or seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation, which petition is not dismissed within sixty (60 days after being filed; or (9) any other event which would cause a Person to cease to be a member of a limited liability company under Section 18-304 of the Act.

“Capital Contribution” means, with respect to each Member, the amount of cash and the initial Gross Asset Value of any property (net of liabilities assumed by the Company resulting from such contribution and liabilities to which the property is subject) contributed to the Company by that Member.

“Capital Proceeds” means funds of the Company arising from a Capital Transaction, net of the actual costs incurred by the Company with third parties in consummating such Capital Transaction.

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“Capital Sharing Ratios” means the percentages in which the Members participate in, and bear, certain Company items. The Capital Sharing Ratios of the Members are as follows:

Developer Member	100%
Preferred Member	0%

“Capital Transaction” means the sale, financing, Refinancing or similar transaction of or involving the Project (including condemnation, payment of title insurance proceeds or casualty loss insurance proceeds, other than business interruption or rental loss insurance proceeds, to the extent not applied to mortgage indebtedness of the Company and not used to repair damage caused by a casualty or taking or in alleviation of any title defect).

“Certificate of Formation” has the meaning set forth in the Recitals to this Agreement.

“Change of Control Event” shall mean if David Lichtenstein shall fail to own, directly or indirectly, more than fifty percent (50%) of the legal and beneficial interests in the Developer Member and/or shall fail to Control the Developer Member.

“Closing Date” means the date on which the Preferred Member makes its Initial Capital Contribution to the Company.

“Company” means NYC ACQUISITIONS IV LLC, a Delaware limited liability company.

“Completion Date” means the date specified for Substantial Completion of the construction of the Project, which is October 31, 2017. However, the Completion Date may be extended with the approval of the Preferred Member (which approval shall not be unreasonably withheld, conditioned or delayed) based upon delays in the Construction Work (as defined in Section 4.2(b)(3)) caused by Force Majeure.

“Control,” “Controlling” and “Controlled by” means, when used with respect to any specified Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management, policies or other activities of a Person, whether through ownership of voting securities, by contract or otherwise.

“Cost Overrun” means the amount by which the cost incurred for a line item in the Development Budget exceeds the amount allocated for the line item in the Development Budget after the crediting of any Cost Savings from another line item in the Development Budget to the extent expressly permitted under the terms of this Agreement or as otherwise specified in Section 4.2.

“Cost Savings” means the amount by which the sum of all costs paid for a line item in the Development Budget on which all work has been completed and all costs have been paid is less than the amount allocated for that line item.

“Debt Service” means, except as otherwise provided in this Agreement, the aggregate of (i) interest, fixed principal, and other payments due on the Loan under the terms of the Loan Documents and (ii) the Preferred Return due, for the period of time for which calculated.

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“Default Contribution” means any Additional Capital Contribution made by the Preferred Member.

“Default Rate” means the lesser of 17% per annum or the highest per annum interest rate permitted under the laws of the state in which the Project is located.

“Developer Member” has the meaning set forth in the initial paragraph of this Agreement.

“Developer Member Event of Default” means the occurrence of one or more events described in Section 11.1 of this Agreement.

“Development Budget” means the budget agreed among the Members that sets forth in detail all estimated expenditures required for the acquisition and development of the Project, and the sources of funds therefor.

“Effective Date” means the date set forth in the initial paragraph of this Agreement as the effective date of this Agreement.

“Environmental Agreement” means that certain Environmental Indemnity Agreement dated as of the date hereof made for the benefit of the Preferred Member.

“Existing Operating Agreement” has the meaning set forth in the Recitals to this Agreement.

“Force Majeure” means strikes, lock-outs, riots or other labor trouble; unavailability of materials; a national emergency; any rule, order or regulation of governmental authorities; tornadoes, floods, hurricanes or other natural disasters; or other similar causes not within the Developer Member’s control.

“Guaranty” means that certain Guaranty and Indemnity Agreement dated as of the date hereof made for the benefit of the Preferred Member.

“Initial Capital Contributions” means the Capital Contributions to be initially contributed by each Member to the Company in accordance with Section 6.1.

“Land” means the real property described in Exhibit A located at 105-109 West 28th Street, New York, NY.

“Lender” means the financial institution which from time to time provides any Loan to the Company.

“Loan” means that certain construction loan secured by the Project to be obtained by the Company or a Subsidiary thereof and any loan which Refinances such Loan from a Lender selected by the Managers and approved by all the Members (provided, however, such decision, approval or consent shall be made in the sole discretion of the Preferred Member following a Developer Member Event of Default), all as specified in Article 15.

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“Loan Documents” mean the documents evidencing or securing any Loan.

“Managers” means the Preferred Member and the Developer Member as the initial Managers and each Person hereafter designated as a Manager in accordance with this Agreement, until such Person ceases to be a Manager of the Company.

“Members” means the Preferred Member, the Developer Member, and each Person hereafter admitted as a Member in accordance with this Agreement, until such Person ceases to be a Member of the Company.

“Membership Interests” means all of the rights and interests of whatsoever nature of the Members in the Company, including without limitation, the right to participate in management to the extent herein expressly provided, to receive distributions of funds, and to receive allocations of income, gain, loss, deduction and credit.

“Net Cash Flow” means Net Operating Income less Debt Service.

“Net Operating Income” means, for any period, the amount by which Adjusted Operating Revenues exceed Adjusted Operating Expenses.

“Operating Budget” means the annual budget, prepared by the Manager and approved by the Preferred Member, and setting forth the estimated capital and operating expenses of the Company for the then current or immediately succeeding calendar year and for each month and each calendar quarter of said calendar year, in such detail as the Preferred Member shall require. Unless otherwise requested by the Preferred Member or materially changed, the Development Budget shall constitute the Operating Budget until Substantial Completion.

“Operating Expenses” means, for any period, the current obligations of the Company for such period, determined in accordance with sound accounting principles approved by the Preferred Member and applicable to commercial real estate, consistently applied, for operating expenses of the Project, for capital expenditures not paid from the Members’ Capital Contributions to the Company and for reserves actually funded. Operating Expenses shall not include Debt Service or any non-cash expenses such as depreciation or amortization.

“Operating Revenues” means, for any period, the gross revenues of the Company arising from the ownership and operation of the Project during such period, including proceeds of any business interruption insurance maintained by the Company from time to time and amounts funded from Company reserves, but specifically excluding Capital Proceeds and Capital Contributions of the Members.

“Person” means an individual or entity.

“Plans” means the plans and specifications for the construction of the Project, and all changes thereto, that have been made in accordance with this Agreement.

“Preferred Member” has the meaning set forth in the initial paragraph of this Agreement.

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“Preferred Return” means the return to be paid to the Preferred Member on its contributions to the capital of the Company as set forth in Article 7 of this Agreement. The Preferred Return shall accrue on all Capital Contributions from the Preferred Member from the date such contributions are made until they are returned. The Preferred Return shall be cumulative and shall compound monthly.

“Principals” means the Person(s) identified below who directly or indirectly Controls the Developer Member:

David Lichtenstein

“Prohibited Act” means (1) any act in contravention of this Agreement; (2) possessing any Company assets or assigning the rights of the Company in specific Company assets for other than Company purposes; (3) admitting a person or entity as a Member except as provided in this Agreement; (4) permitting the Company to merge or consolidate with any other entity; (5) amending this Agreement or (6) amending, modifying or otherwise altering the terms or conditions of any Loan or Loan Documents.

“Project” means the Land together with the 343-key Moxy hotel to be constructed thereon.

 “Refinancing” means indebtedness of the Company or a Subsidiary issued from time to time in exchange for, or the proceeds from the issuance and sale or disbursement of which are used substantially and concurrently to refinance in whole or in part, the Loan.

“Required Redemption Amount” means the amounts to be distributed to the Preferred Member under Sections 8.2 (a), (b), (c), and (d) of this Agreement.

“Subsidiary” means, with respect to any Person, (a) any corporation of which an aggregate of more than fifty percent (50%) of the outstanding stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person and/or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of fifty percent (50%) or more of such stock whether by proxy, agreement, operation of law or otherwise, and (b) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%) or of which any such Person is a general partner or may exercise the powers of a general partner.

“Substantial Completion” means that (a) construction of the Project has been substantially completed in accordance with the Plans, as evidenced by the issuance from the appropriate governmental authority of all certificates of occupancy and/or other approvals or permits that are required for the use and occupancy of all portions of the Project and issuance of a certificate of substantial completion utilizing A.I.A. Form G-706 from the Project architect, all without condition other than the completion of any minor punch-list items, and then currently out-of-season landscaping items, and (b) all Persons who have performed work or provided materials for the construction have been paid in full other than for minor punch-list items and out-of-season landscaping, as evidenced by lien releases and lien waivers from all such Persons. Notwithstanding the foregoing, if only “shell” space is being constructed, only such certificates, approvals or permits normally provided to evidence compliance with applicable governmental requirements shall be required to be provided by the appropriate governmental authorities.

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“Unpaid Preferred Return” means, at anytime, the excess of (a) the aggregate return calculated for the Preferred Member pursuant to Sections 6.3(a) and 7.2 of this Agreement for all prior periods, over (b) the aggregate amount theretofore distributed to the Preferred Member pursuant to Sections 8.1(e), 8.1(g), 8.2(a) and 8.2(c) of this Agreement.

“Unreturned Capital Contributions” means, at any time, with respect to the Preferred Member, the excess of (i) Capital Contributions theretofore made to the Company by the Preferred Member, over (ii) the aggregate amount theretofore distributed to the Preferred Member pursuant to Sections 8.1(f), 8.2(b) and 8.2(d).

ARTICLE 2

ORGANIZATIONAL MATTERS; PURPOSE; TERM

Section 2.1 Formation of Company. The Company has been organized as a Delaware limited liability company by filing the Certificate of Formation under the Act. The Company, from and after the date hereof, will be operated pursuant to the terms of this Agreement. Except as expressly provided herein to the contrary, the rights and obligations of the Members and the administration, management and termination of the Company shall be governed by the Act. The Membership Interest of each Member shall be personal property for all purposes.

Section 2.2  Name. The name of the Company is NYC Acquisitions IV LLC, and all Company business shall be conducted in that name or such other name as the Managers approve.

Section 2.3  Registered Office; Registered Agent; Principal Office. The registered office and the registered agent of the Company in the State of Delaware is as specified in the Certificate or as designated by the Managers. The principal office of the Company and the mailing address shall be c/o The Lightstone Group, 1985 Cedar Bridge Avenue, Lakewood, New Jersey 08701. Unless otherwise approved by the Preferred Member, all books and records of the Company shall be maintained at the Company’s principal office.

Section 2.4 Foreign Qualification. Before the Company conducts business in any jurisdiction other than Delaware, the Managers shall cause the Company to comply with all requirements necessary to qualify the Company as a foreign limited liability company in that jurisdiction. At the request of the Managers, each Member shall execute, acknowledge, swear to, and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue, or terminate the Company as a foreign limited liability company in all jurisdictions in which the Company may conduct business.

Section 2.5 Purpose and Scope. The purposes and scope of the Company’s activities are strictly limited to acquiring, developing, constructing and/or renovating, improving, maintaining, owning, leasing, and selling the Project, either individually or through an entity owned by the Company; financing the foregoing activities; and performing all other activities reasonably necessary or incidental to the furtherance of such purposes.

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Section 2.6 Term. The Company shall commence on the effective date of the Certificate and shall be perpetual, unless sooner dissolved as herein provided.

Section 2.7 No State Law Partnership. The Company shall not be a partnership or joint venture under any state or federal law, and no Member or Manager shall be a partner or joint venturer of any other Member or Manager for any purposes, other than under the Code (as defined in Section 16.1(d)) and other applicable tax laws, and this Agreement may not be construed otherwise.

ARTICLE 3

MEMBERSHIP; DISPOSITIONS OF INTERESTS; REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 3.1   Members. The initial Members of the Company are the Preferred Member and the Developer Member, each of which is admitted to the Company as a Member as of the date hereof.

Section 3.2   Dispositions of Membership Interests.

(a) General Restriction. A Member may not make an assignment, transfer, or other disposition (voluntarily, involuntarily or by operation of law) (a “Transfer”) of all or any portion of its Membership Interest, nor pledge, mortgage, hypothecate, grant a security interest in, or otherwise encumber (an “Encumbrance”) all or any portion of its Membership Interest, except with the consent of every other Member (provided, however, such decision, consent or approval shall be made in the sole discretion of the Preferred Member following the occurrence of a Developer Member Event of Default) or as permitted in Section 3.2(b). Any attempted Transfer of, or granting of an Encumbrance on, all or any portion of a Membership Interest, other than in strict accordance with this Section 3.2, shall be void. Except as permitted in Section 3.2(b), a Person to whom a Membership Interest is Transferred may be admitted to the Company as a member only with the consent of the other Member, which may be given or withheld in the other Member’s sole and absolute discretion (provided, however, such decision, consent or approval shall be made in the sole discretion of the Preferred Member following the occurrence of a Developer Member Event of Default). In connection with any Transfer of a Membership Interest or any portion thereof, and any admission of an assignee as a Member, the Member making such Transfer and the assignee shall furnish the other Member with such documents regarding the Transfer as the other Member may reasonably request (in form and substance reasonably satisfactory to the other Member), including a copy of the Transfer instrument, a ratification by the assignee of this Agreement (if the assignee is to be admitted as a Member), a legal opinion that the Transfer complies with applicable federal and state securities laws, and a legal opinion that the Transfer will not result in the Company’s termination under Section 708 of the Code (as defined in Section 16.1(d)). No Transfer shall be made directly or indirectly of any interest in the Developer Member without the prior consent of the Preferred Member, which consent may be granted or withheld in the Preferred Member’s sole and absolute discretion. For purposes hereof, a Transfer shall be deemed to have occurred with respect to the Developer Member upon (i) any assignment, transfer, or other disposition (voluntary, involuntary, or by operation of law) of any interest in the Developer Member or (ii) any Transfer of Control over any Person (other than an entity which is registered as a public company under the Securities Exchange Act of 1934, as amended) who is directly or indirectly vested with Control over the Developer Member; or (iii) any failure of the Principal to maintain, directly and indirectly, the ownership and voting interests in the Developer Member which exists as of the Effective Date, and the following shall be deemed to be Encumbrances with respect to the Developer Member: (1) any pledge, mortgage, or hypothecation of, or granting of a security interest in, or otherwise encumbering (voluntary, involuntary, or by operation of law) any interest in the Developer Member or (2) any pledge, mortgage, or hypothecation of, or granting of a security interest in, or otherwise encumbering (voluntary, involuntary, or by operation of law) any interest in any Person (other than an entity which is registered as a public company under the Securities Exchange Act of 1934, as amended) who is directly or indirectly vested with Control over the Developer Member.

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(b)    Permitted Transfers. The Preferred Member may Transfer or otherwise grant Encumbrances on all or a portion of its Membership Interest, and ownership interests in the Preferred Member may be Transferred or encumbered, without the consent of the Developer Member; provided, however, that upon any such Transfer or encumbrance, the Preferred Member shall cease to be a Manager. Transfers of interests in the Developer Member to the spouse or any lineal descendant of the owner of such interest, or to a trust for the benefit of any one or more of such individual, spouse or lineal descendant, may be made for estate planning purposes provided that (a) such Transfer will not result in a Change of Control Event and (b) such transfer is permitted under the terms of the Loan Documents.

Section 3.3    Creation of Additional Membership Interests. Additional Membership Interests may be created and issued to existing Members or to other Persons, and such other Persons may be admitted to the Company as Members, and any new class or group of Members may be created, with the approval of the Managers and each other Member, on such terms and conditions, as the Managers may determine at the time of admission (provided, however, such decision, consent or approval shall be made in the sole discretion of the Preferred Member following the occurrence of a Developer Member Event of Default).

Section 3.4     Resignation. A Member may not resign or withdraw from the Company without the consent of the other Members.

Section 3.5    Information. In addition to the other rights specifically set forth in this Agreement, each Member and each permitted assignee is entitled to (a) true and full information regarding the status of the business and financial condition of the Company; (b) promptly after becoming available, a copy of the Company’s federal, state and local income tax returns for each year; (c) a current list of the name and last known business, residence or mailing address of each Member and Manager; (d) a copy of this Agreement, the Company’s certificate of formation, and all amendments to such documents; (e) true and full information regarding the amount of cash and a description and statement of the agreed value of any other property or services contributed by each Member and which each Member has agreed to contribute in the future, and the date on which each became a Member; and (f) other information regarding the affairs of the Company to which that Member or permitted assignee is entitled pursuant to Section 18-305 of the Act (including all Company books and records).  Under no circumstances shall any information regarding the Company or its business be kept confidential from the Preferred Member.

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Section 3.6      Liability to Third Parties. Except as expressly set forth in this Agreement or in the Loan Documents, no Member or Manager shall be liable for the debts, obligations or liabilities of the Company.

Section 3.7      Representations and Warranties of Developer Member. As a material inducement for the Preferred Member to contribute its Initial Capital Contribution to the Company, the Developer Member hereby represents and warrants to the Preferred Member that:

(a)     No bankruptcy or insolvency proceedings are pending or contemplated by the Developer Member or, to the best knowledge of the Developer Member, against the Developer Member or by or against the Principal;

(b)     All reports, certificates, affidavits, statements and other data furnished by or on behalf of the Developer Member to the Preferred Member in connection with the Project or this Agreement are true and correct in all material respects and do not omit to state any fact or circumstance necessary to make the statements contained therein not misleading;

(c)     The execution, delivery and performance of this Agreement has been duly authorized by all necessary action to be, and are, binding and enforceable against the Developer Member in accordance with the respective terms thereof and do not contravene, result in a breach of or constitute a default (nor upon the giving of notice or the passage of time or both will the same constitute a default) under the partnership agreement, articles of incorporation, operating agreement or other organizational documents of the Developer Member, or any contract or agreement of any nature to which the Developer Member is a party or by which the Developer Member or any of its property may be bound and do not violate or contravene any law, order, decree, rule or regulation to which the Developer Member is subject;

(d)    The Project and the current intended use thereof by the Company comply in all material respects with all applicable restrictive covenants, zoning ordinances, subdivision and building codes, flood disaster laws, health and environmental laws and regulations and all other ordinances, orders or requirements issued by any state, federal or municipal authorities having or claiming jurisdiction over the Project. The Project constitutes one or more separate tax parcels for purposes of ad valorem taxation. The Project does not require any rights over, or restrictions against, other property in order to comply with any of the aforesaid governmental ordinances, orders or requirements;

(e)    All utility services necessary and sufficient for the full use, occupancy, operation and disposition of the Project for its intended purposes are available to the Project, including water, storm sewer, sanitary sewer, gas, electric, cable and telephone facilities, through public rights-of-way or perpetual private easements approved by the Preferred Member;

(f)    There are no judicial, administrative, mediation or arbitration actions, suits or proceedings pending or threatened against or affecting the Developer Member, any Principal or the Project which, if adversely determined, would materially impair either the Project or the Developer Member’s ability to perform the covenants or obligations required to be performed under this Agreement;

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(g)       The Project is free from delinquent water charges, sewer rents, taxes and assessments;

(h)       As of the date of this Agreement, the Project is free from unrepaired damage caused by fire, flood, accident or other casualty;

(i)        As of the date of this Agreement, no part of the Project or the improvements thereon has been taken in condemnation, eminent domain or like proceeding nor is any such proceeding pending or, to the Developer Member’s knowledge and belief, threatened or contemplated;

(j)        The Developer Member has delivered to the Preferred Member true, correct and complete copies of all development, construction, management and leasing contracts and agreements (collectively, the “Contracts”) relating to the Project and all amendments thereto or modifications thereof;

(k)       Each Contract constitutes the legal, valid and binding obligation of the Company and, to the best of the Developer Member’s knowledge and belief, is enforceable against any other party thereto. No default exists, or with the passing of time or the giving of notice or both would exist, under any Contract which would, in the aggregate, have a material adverse effect on the Company or the Project;

(l)        No Contract provides any party with the right to obtain a lien or encumbrance upon the Project;

(m)      The Company and the Project are free from any past due obligations for sales and payroll taxes;

(n)      There are no security agreements or financing statements affecting all or any portion of the Project other than as disclosed in writing by the Developer Member to the Preferred Member prior to the date hereof;

(o)      The Developer Member is not a “foreign person” within the meaning of § 1445(f)(3) of the Code (as defined in Section 16.1(a) below) and the related Treasury Department regulations, including temporary regulations;

(p)      The easements, covenants, conditions, restrictions and other encumbrances to title to the Project do not and will not materially and adversely affect (i) the ability of the Company to pay in full the Loan in a timely manner (ii) the ability of the Company to pay in full the Preferred Return in a timely manner or (iii) the use of the Project for the use currently being made thereof, the operation of the Project as currently being operated or the value of the Project;

(q)      Any right of any Affiliate of the Developer Member, or any Affiliate of any of the Developer Member’s constituent members, partners, shareholders, employees or principals to receive any compensation, reimbursement of costs and expenses or other payments in consideration for its management services for the Project or its asset management services for the Company shall be and remain subordinate in all respects to the Preferred Member’s rights under this Agreement;

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(r)        The Developer Member has not dealt with any financial advisors, brokers, underwriters, placement agents, agents or finder in connection with the subject matter of this Agreement; and

(s)       The Project forms no part of any property owned, used or claimed by the Developer Member or any Principal as a residence or business homestead and is not exempt from forced sale under the laws of the State in which the Land is located. The Developer Member hereby disclaims and renounces each and every claim to all or any portion of the Project as a homestead.

Section 3.8         Covenants of the Managers and the Developer Member.

(a)        The Managers shall cause the Company to pay when due (i) the principal of and the interest on the Loan in accordance with the terms of the Loan Documents and (ii) the Preferred Return and the Required Redemption Amount in accordance with the terms of this Agreement. The Managers shall also cause the Company to pay all charges, fees and other sums required to be paid by the Company as provided in the Loan Documents, in accordance with the terms of the Loan Documents, and shall cause the Company to observe, perform and discharge all obligations, covenants and agreements to be observed, performed or discharged by the Company set forth in the Loan Documents in accordance with their terms. Further, the Managers shall cause the Company to promptly and strictly perform and comply with all covenants, conditions, obligations and prohibitions required of the Company in connection with any other document or instrument affecting title to the Project, or any part thereof.

(b)        The Developer Member shall cause the Company to maintain in force and effect on the Project at all times:

(i)         Insurance against loss or damage to the Project by fire, windstorm, tornado and hail and against loss and damage by such other, further and additional risks as may be now or hereafter embraced by an “all-risk” form of insurance policy. The amount of such insurance shall be not less than one hundred percent (100%) of the full replacement cost (insurable value) of the improvements (as established by an MAI appraisal), without reduction for depreciation. The determination of the replacement cost amount shall be adjusted annually to comply with the requirements of the insurer issuing such coverage or, at the Preferred Member’s election, by reference to such indices, appraisals or information as the Preferred Member determines in its reasonable discretion in order to reflect increased value due to inflation. Absent such annual adjustment, each policy shall contain inflation guard coverage insuring that the policy limit will be increased over time to reflect the effect of inflation. Full replacement cost, as used herein, means, with respect to the improvements, the cost of replacing the improvements without regard to deduction for depreciation, exclusive of the cost of excavations, foundations and footings below the lowest basement floor. The Developer Member shall also cause the Company to maintain insurance against loss or damage to furniture, furnishings, fixtures, equipment and other items (whether personalty or fixtures) included in the Project and owned by the Company from time to time to the extent applicable. Each policy shall contain a replacement cost endorsement and either an agreed amount endorsement (to avoid the operation of any co- insurance provisions) or a waiver of any co-insurance provisions, all subject to the Preferred Member’s approval. The maximum deductible shall be $50,000.

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(ii)       Commercial General Liability Insurance against claims for personal injury, bodily injury, death and property damage occurring on, in or about the Project or the improvements thereon in amounts not less than $5,000,000 per occurrence and $5,000,000 in the aggregate. The Preferred Member hereby retains the right to periodically review the amount of said liability insurance being maintained by the Company and to require an increase in the amount of said liability insurance should the Preferred Member deem an increase to be reasonably prudent under then existing circumstances.

(iii)       Boiler and machinery insurance is required if steam boilers or other pressure-fired vessels are in operation at the Project. Minimum liability coverage per accident must equal the greater of the replacement cost (insurable value) of the improvements at the Project housing such boiler or pressure-fired machinery or $2,000,000. If one or more large HVAC units is in operation at the Project, “Systems Breakdowns” coverage shall be required, as determined by the Preferred Member. Minimum liability coverage per accident must equal the value of such unit(s).

(iv)      If the improvements at the Project or any part thereof is situated in an area designated by the Federal Emergency Management Agency (“FEMA”) as a special flood hazard area (Zone A or Zone V), flood insurance in an amount equal to the lesser of: (a) the minimum amount required, under the terms of coverage, to compensate for any damage or loss on a replacement basis (or the unpaid balance of the Loan if replacement cost coverage is not available for the type of building insured), or (b) the maximum insurance available under the appropriate National Flood Insurance Administration program. The maximum deductible shall be 5% of the projected cost per building or a higher minimum amount as required by FEMA or other applicable law.

(v)       During the period of any construction, renovation or alteration of the Project, at the Preferred Member’s request, a completed value, “All Risk” “Builder’s Risk” form or “Course of Construction” insurance policy in non-reporting form, in an amount approved by the Preferred Member, may be required. During the period of any construction of any addition to the existing improvements, a completed value, “All Risk” “Builder’s Risk” form or “Course of Construction” insurance policy in non-reporting form, in an amount approved by the Preferred Member, shall be required.

(vi)      When required by applicable law, ordinance or other regulation, worker’s compensation and employer’s liability insurance covering all persons subject to the worker’s compensation laws of the state in which the Project is located.

(vii)     Business income (loss of rents) insurance in amounts sufficient to compensate the Company for all rents or income during a period of not less than eighteen (18) months. The amount of coverage shall be adjusted annually to reflect the rents or income payable during the succeeding twelve (12) month period.

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(viii)    At the Preferred Member’s request, earthquake insurance in an amount approved by the Preferred Member.

(ix)       Both (a) such other insurance on the Project or on any replacements or substitutions thereof or additions thereto as may from time to time be required by the Preferred Member against other insurable hazards or casualties which at the time are commonly insured against in the case of property similarly situated including, without limitation, sinkhole, mine subsidence, earthquake and environmental insurance, due regard being given to the height and type of buildings, their construction, location, use and occupancy and (b) such greater or other insurance on the Project or on any replacements or substitutions thereof or additions thereto as may be required under the terms of the Loan Documents.

All such insurance shall (i) be with insurers fully licensed and authorized to do business in the State within which the Project is located and who have and maintain a rating of at least (A) AA from Standard & Poors, or equivalent or (B) A-X or higher from A.M. Best, (ii) contain the complete address of the Project (or a complete legal description), (iii) be for terms of at least one year, with premium prepaid, (iv) be subject to the approval of the Preferred Member as to insurance companies, amounts, content, forms of policies, method by which premiums are paid and expiration dates, and (vi) naming EXACTLY:

LIGHTSTONE REAL ESTATE INCOME TRUST, INC. its Successors and Assigns,

c/o The Lightstone Group

1985 Cedar Bridge Avenue

Lakewood, New Jersey 08701

as an additional insured under all insurance policies.

The Developer Member shall, as of the date hereof, deliver to the Preferred Member evidence that said insurance policies have been prepaid as required above and certified copies of such insurance policies and original certificates of insurance signed by an authorized agent of the applicable insurance companies evidencing such insurance satisfactory to the Preferred Member. The Developer Member shall renew all such insurance and deliver to the Preferred Member certificates and policies evidencing such renewals at least thirty (30) days before any such insurance shall expire. The Manager further agrees that each such insurance policy: (i) shall provide for at least thirty (30) days’ prior written notice to the Preferred Member prior to any policy reduction or cancellation for any reason other than non-payment of premium and at least ten (10) days’ prior written notice to the Preferred Member prior to any cancellation due to non- payment of premium; (ii) shall waive all rights of subrogation against the Preferred Member; (iii) in the event that the Project constitutes a legal non-conforming use under applicable building, zoning or land use laws or ordinances, shall include an ordinance or law coverage endorsement which will contain Coverage A: “Loss Due to Operation of Law” (with a minimum liability limit equal to “Replacement Cost With Agreed Value Endorsement”), Coverage B: “Demolition Cost” and Coverage C: “Increased Cost of Construction” coverages; and (iv) may be in the form of a blanket policy provided that, in the event that any such coverage is provided in the form of a blanket policy, the Developer Member hereby acknowledges and agrees that failure to pay any portion of the premium therefor which is not allocable to the Project or by any other action not relating to the Project which would otherwise permit the issuer thereof to cancel the coverage thereof, would require the Project to be insured by a separate, single-property policy. The blanket policy must properly identify and fully protect the Project as if a separate policy were issued for 100% of replacement cost at the time of loss and otherwise meet all of the Preferred Member’s applicable insurance requirements set forth in this Section. Approval of any insurance by the Preferred Member shall not be a representation of the solvency of any insurer or the sufficiency of any amount of insurance. In the event the Developer Member fails to provide, maintain, keep in force or deliver and furnish to the Preferred Member the policies of insurance required by this Agreement or evidence of their renewal as required herein, the Preferred Member may, but shall not be obligated to, make a Default Contribution to procure such insurance. The Preferred Member shall not be responsible for nor incur any liability for the insolvency of the insurer or other failure of the insurer to perform, even though the Preferred Member has caused the insurance to be placed with the insurer after failure of the Developer Member to furnish such insurance. The Developer Member shall not obtain insurance for the Project in addition to that required by the terms of this Agreement and the Loan Documents without the prior written consent of the Preferred Member, which consent will not be unreasonably withheld provided that (i) the Preferred Member is a named insured on such insurance, (ii) the Preferred Member receives complete copies of all policies evidencing such insurance and (iii) such insurance complies with all of the applicable requirements set forth herein.

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(c)       The Developer Member shall cause the Company to pay all taxes and assessments which are or may become a lien on the Project or which are assessed against or imposed upon the Project. The Developer Member shall furnish the Preferred Member with receipts (or if receipts are not immediately available, with copies of canceled checks evidencing payment with receipts to follow promptly after they become available) showing payment of such taxes and assessments at least fifteen (15) days prior to the applicable delinquency date therefor. Notwithstanding the foregoing, the Company may, in good faith, by appropriate proceedings and upon notice to the Preferred Member, contest the validity, applicability or amount of any asserted tax or assessment so long as (a) such contest is diligently pursued, (b) the Preferred Member determines, in its subjective opinion, that such contest suspends the obligation to pay the tax and that nonpayment of such tax or assessment will not result in the sale, loss, forfeiture or diminution of the Project or any part thereof or any interest of the Preferred Member therein and (c) prior to the earlier of the commencement of such contest or the delinquency date of the asserted tax or assessment, the Company deposits in a tax and insurance reserve account an amount determined by the Preferred Member to be adequate to cover the payment of such tax or assessment and a reasonable additional sum to cover possible interest, costs and penalties; provided, however, that the Developer Member shall promptly cause the Company to pay any amount adjudged by a court of competent jurisdiction to be due, with all interest, costs and penalties thereon, promptly after such judgment becomes final; and provided further that in any event each such contest shall be concluded and the taxes, assessments, interest, costs and penalties shall be paid prior to the date any writ or order is issued under which the Project may be sold, lost or forfeited.

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(d)      The Developer Member shall cause the Company to pay when due all claims and demands of mechanics, materialmen, laborers and others for any work performed or materials delivered for the Project or the improvements thereon; provided, however, that, the Company shall have the right to contest in good faith any such claim or demand, so long as same is permitted under the terms of the Loan Documents, it does so diligently, by appropriate proceedings and provided that neither the Project nor any interest therein would be in any danger of sale, loss or forfeiture as a result of such proceeding or contest. In the event the Company shall contest any such claim or demand, the Developer Member shall promptly notify the Preferred Member of such contest and thereafter shall, upon the Preferred Member’s request, promptly cause the Company to provide a bond, cash deposit or other security satisfactory to the Preferred Member to protect the Company’s interest in the Project should the contest be unsuccessful. If the Developer Member shall fail to cause the Company to immediately discharge or provide security against any such claim or demand as aforesaid, the Preferred Member may make a Default Contribution to do so.

(e)        Developer Member hereby represents, warrants and covenants as of the date hereof and until such time as the Preferred Member no longer owns a Membership Interest in the Company and the Required Redemption Amount has been paid in full, that Developer Member:

(i)        will not, nor will any partner, limited or general, member or shareholder thereof, as applicable, amend, modify or otherwise change its partnership certificate, partnership agreement, articles of incorporation, by laws, operating agreement, articles of organization, or other formation agreement or document, as applicable, in any material term or manner, or in a manner which adversely affects Developer Member’s existence as a single purpose entity;

(ii)        will not liquidate or dissolve (or suffer any liquidation or dissolution), or enter into any transaction of merger or consolidation, or acquire by purchase or otherwise all or substantially all the business or assets of, or any stock or other evidence of beneficial ownership of any entity;

(iii)        except as expressly provided in this Agreement or in the Loan Documents, has not and will not guarantee, pledge its assets for the benefit of, or otherwise become liable on or in connection with, any obligation of any other person or entity;

(iv)       does not own and will not own any asset other than its interest in the Company;

(v)        is not engaged and will not engage, either directly or indirectly, in any business other than owning its interest in the Company;

(vi)       will not enter into any contract or agreement with any Affiliate except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arms’-length basis with third parties other than an affiliate;

(vii)      has not incurred and will not incur any debt, secured or unsecured, direct or contingent (including, but not limited to, guaranteeing any obligation), other than the obligations incurred under or pursuant to this Agreement, and no other debt will be secured (senior, subordinate or pari passu) by the Developer Member’s Membership Interest, provided, that debt generated pursuant to the EB-5 Program may be incurred to the extent the net proceeds thereof are used to redeem in whole or in part the Preferred Member’s Membership Interest (including any Required Redemption Amount);

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(viii)   has not made and will not make any loans or advances to any third party (including any Affiliate);

(ix)      is and will be solvent and pay its debts from its assets as the same shall become due;

(x)      has done or caused to be done and will do all things necessary to preserve its existence, and will observe all formalities applicable to it;

(xi)      will conduct and operate its business in its own name and as presently conducted and operated;

(xii)     will maintain financial statements, books and records and bank accounts separate from each Affiliate;

(xiii)    will be, and at all times will hold itself out to the public as, a legal entity separate and distinct from any other entity (including, without limitation, any Affiliate);

(xiv)    will file its own tax returns;

(xv)     will maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

(xvi)    will establish and maintain an office through which its business will be conducted separate and apart from those of its Affiliates and shall allocate fairly and reasonably any overhead and expense for shared office space;

(xvii)    will not commingle the funds and other assets of Developer Member with those of any Affiliate or any other person;

(xviii)  has and will maintain its assets in such a manner that it is not costly or difficult to segregate, ascertain or identify its individual assets from those of any Affiliate or any other person;

(xix)     except as expressly provided in this Agreement or in the Loan Documents, does not and will not hold itself out to be responsible for the debts or obligations of any other person;

(xx)      will pay any liabilities out of its own funds, including salaries of its employees, not funds of any Affiliate;

(xxi)     will use stationery, invoices, and checks separate from its Affiliates;

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(xxii)    will not do any act which would make it impossible to carry on the ordinary business of Developer Member;

(xxiii)   will not sell, encumber or otherwise dispose of all or substantially all of its assets;

(xxiv)   will not hold title to Developer Member’s assets other than in Developer Member’s name; and

(xxv)    will not institute proceedings to be adjudicated bankrupt or insolvent; or consent to the institution of bankruptcy or insolvency proceedings against it; or file a petition seeking, or consent to, reorganization or relief under any applicable federal or state law relating to bankruptcy; or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Developer Member or a substantial part of Developer Member’s property; or make any assignment for the benefit of creditors; or admit in writing its inability to pay its debts generally as they become due; or take any action in furtherance of any such action.

ARTICLE 4

MANAGEMENT OF COMPANY

Section 4.1         Management. (a)          The Managers shall manage the affairs of the Company and make all decisions with regard thereto, except where (1) if the Preferred Member is no longer a Manager, the Preferred Member’s approval is required under this Agreement or (2) the approval of any of the Members is expressly required by a non-waivable provision of applicable law. Notwithstanding the foregoing, the Preferred Member shall have sole authority to enforce any agreement between the Company and the Developer Member or its Affiliates and to make all determinations on behalf of the Company with respect thereto.

(b)         No action shall be taken, sum expended, or obligation incurred by the Managers or the Company (which for this purpose shall include any Subsidiary thereof) regarding the matters described below (the “Major Decisions”) without the prior approval of the Preferred Member (except to the extent the same is otherwise expressly authorized by the terms of this Agreement or expressly provided for (and not in excess of any amount set forth) in the Development Budget or any Operating Budget); provided, that no such approval shall be required if the Preferred Member is the Manager:

(1)	regarding Company assets, any acquisition, sale, transfer, exchange, mortgage, financing, hypothecation or encumbrance of all or any part thereof, or any lease of the entire Project; however, the Managers may make incidental sales, exchanges, conveyances, or transfers of Company personalty or fixtures in the ordinary course of business;

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(2)	regarding Company financial affairs, (A) determination of major accounting policies, including selection of accounting methods and making various decisions regarding treatment and allocation of transactions for federal and state income, franchise or other tax purposes, (B) determination of all significant tax decisions, including preparation of tax returns, (C) determination of the terms and conditions of all Company borrowings and the identity of the lender thereof, including amending, modifying or otherwise altering the terms and conditions thereof, (D) selection of banks for deposit of Company funds, and the designation of Persons with signatory authority over withdrawal of such funds, and (E) making of any expenditure or incurrence of any obligation by or for the Company; however, if emergency repairs to the Project are necessary to avoid imminent danger of injury to the Project or to an individual, the Managers may make such expenditures as may be necessary to alleviate such situations and shall promptly notify the Preferred Member of the event giving rise to such repairs and the actions taken with respect thereto;

(3)	regarding adopting, updating, supplementing, amending or revising, or deviating from, the Development Budget or any Operating Budget;

(4)	regarding Additional Capital Contributions (except to the extent required by Section 6.2 or Section 6.3) of this Agreement;

(5)	regarding construction or renovation of the Project, including approval of the Plans, development schedule, budgets, construction draw requests, change orders and all other material matters relating to the acquisition, construction, renovation or refurbishment of the Project (including, without limitation, tenant improvement work); any construction contracts; selection of contractors, architects and engineers; insurance coverages, the underwriters thereof, and claims related thereto; and any variation from or amendment to any of the foregoing;

(6)	regarding lending funds belonging to the Company or extending credit on behalf of the Company to any person, firm or corporation;

(7)	regarding granting any concessions by or placing restrictions on the Company or the Project in connection with obtaining zoning, variances, map approval, entitlements, permits or other governmental approvals, and the creation of any title exceptions;

(8)	regarding all leases of space in the Project, including approval of the form of lease agreements, guidelines for minimum rental rates, minimum and maximum length of lease terms, brokerage commissions, credit standing of tenants, and the forms of any tenant estoppel certificates and subordination, non-disturbance and attornment agreements; however, entering into leases with tenants in the ordinary course of business in accordance with Section 4.1(f) of this Agreement shall not constitute a Major Decision;

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(9)	regarding Project operations, approval of property manager, leasing agents, management agreements, construction contracts, and brokerage agreements; insurance coverages, the underwriters thereof and claims related thereto; zoning changes, reciprocal operating agreements, cross-easement agreements and similar agreements; annual Operating Budgets, including the amount of reserves for capital improvements, replacements, and purchases, improvements and leasing commissions; modifications of any of the foregoing; and all material matters relating to the Project’s compliance with environmental, health, access, and other laws;

(10)	{reserved};

(11)	taking of or settlement of any legal action, except initiating action to collect rentals and other amounts payable to the Company under leases and other occupancy agreements affecting the Project or to dispossess any occupant who is in default in its obligations to the Company and defending against tenant claims and liability claims for which the Company maintains insurance;

(12)	confessing judgment on behalf of the Company;

(13)	making, executing or delivering on behalf of the Company any assignment for the benefit of creditors or any guaranty, indemnity bond or surety bond, or the taking of any action that obligates the Company or any Member as a surety, guarantor or accommodation party;

(14)	filing of any petition or consenting to the filing of any petition that would subject the Company to a Bankruptcy;

(15)	other than with respect to collection of rentals or eviction of tenants, the selection of attorneys or other professionals;

(16)	entering into any agreement with an Affiliate of any Manager;

(17)	regarding any distributions of Net Cash Flow or Capital Proceeds by Company;

(18)	engaging in any act of self-dealing by any Manager, including the payment of any compensation or reimbursement to any Manager or its Affiliates or any other person or entity with which any Manager or any of its Affiliates has a significant business relationship;

(19)	regarding any environmental matter relating to the Project, including selection of environmental consultants and adoption of and implementation of any operation and maintenance program or any other program to remove or otherwise remediate hazardous materials; and

(20)	regarding any transaction that is not in the ordinary course of the Company’s business or that, considered before the taking thereof, could reasonably be expected to have a material affect on the Company’s business or affairs.

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Notwithstanding the foregoing provisions of this Section 4.1(b) or anything in this Agreement to the contrary:

(i)         Solely with respect to the items described in Sections 4.1(b)(2), (4), (8) and (15) above, if the Managers desire to take any of the actions described in Sections 4.1(b)(2), (4), (8), or (15), the Preferred Member shall be deemed to have approved of such action if the Preferred Member fails to respond to a written request for its approval given in accordance with the notice provisions set forth in Section 20.1 of this Agreement (the “Approval Request”) within ten (10) business days after receipt by the Preferred Member of the Approval Request. The Approval Request shall include all information known to the Managers which would be relevant to the Preferred Member’s making the determination of whether to approve such action. In addition, the Approval Request shall state in upper case, bold lettering as follows “FAILURE TO RESPOND TO THIS NOTICE WITHIN TEN (10) BUSINESS DAYS SHALL BE DEEMED AN APPROVAL UNDER THE OPERATING AGREEMENT.”

(ii)        As to requests for approval of Major Decisions, other than Approval Requests governed by the provisions of Section 4.1(b)(i) above, each Member agrees that its response to any such request for approval shall not be unreasonably withheld, conditioned or delayed.

Upon the occurrence of a Developer Member Event of Default, whether or not the Preferred Member is then a Manager, the Preferred Member shall have the authority to unilaterally make and/or effect all Major Decisions in its sole discretion.

(c)        Except as otherwise expressly provided in this Section 4.1, the Managers shall have the authority to execute a contract on behalf of the Company provided that (1) such contract is a normal and customary contract in the operation of the Project anticipated by the Development Budget or Operating Budget, as applicable, and the other provisions of this Agreement and is with an unaffiliated third party; (2) the expenditures to be made pursuant to such contract are consistent with the Development Budget or Operating Budget, as applicable; (3) such contract may be terminated without penalty by the Company without cause on not more than 30 days’ prior written notice; and (4) such contract does not obligate the Company to make payments in any year in excess of $50,000.

(d)       Except as otherwise expressly provided in this Agreement, without the prior consent of all Members, no Member shall have any authority to do any Prohibited Act and any attempted doing of any Prohibited Act without the consent of all Members shall be null and void.

(e)       Each Manager shall discharge duties in a good and proper manner as provided for in this Agreement. The Managers, on behalf of the Company, shall in good faith use all commercially reasonable efforts to implement all Major Decisions approved by the Managers and the Preferred Member, enforce agreements entered into by the Company, and conduct the ordinary business and affairs of the Company in accordance with good industry practice and this Agreement. Each Manager shall not be required to devote a particular amount of time to the Company’s business, but shall devote sufficient time to perform its duties hereunder. Each Manager shall not delegate any of its rights or powers to manage and control the business and affairs of the Company without the prior consent of the Preferred Member.

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Section 4.2            Construction.

(a)          Construction of Project. Promptly following the Closing Date, the Managers shall cause the Company to perform certain capital improvements and other work to construct the Project in accordance with this Section 4.2 (collectively, the “Construction”). The general scope of the Construction is described in the Plans and the Development Budget. Each Manager shall use commercially reasonable efforts to cause the Company to complete the Construction in accordance with this Section 4.2 by utilizing the proceeds of the Preferred Member’s Initial Capital Contributions and advances made under the Loan for such purpose (the “Construction Advances”) in accordance with the following provisions of this Section 4.2.

(b)          Development Budget and Completion Schedule. The Development Budget has been prepared by the Developer Member and approved by the Preferred Member and describes in detail the Construction Work (as defined below) to be performed and the estimated cost thereof, and includes a completion schedule (the “Completion Schedule”) showing the timing of the completion of various aspects of such work.

(1)	The Development Budget and the Completion Schedule may be amended from time to time only with the prior consent of the Managers and the Preferred Member, which consent shall not be unreasonably withheld, conditioned or delayed (and, if required by the Loan Documents, the Lender); provided, however, that the Preferred Member may withhold consent in its sole and absolute discretion to any amendment which increases the total cost of the Construction or extends any scheduled Completion Date for any matter within the reasonable Control of the Managers.

(2)	Any expenditure required to implement the Construction as shown on the construction budget is herein called a “Construction Expenditure.”

(3)	The work and expenditures required to finish the Construction and allow it to be utilized by the Company in accordance with the Development Budget are herein collectively referred to as the “Construction Work.”

(c)          Performance of Construction Work. The Developer Member shall cause the Company to perform the Construction Work in accordance with the following requirements:

(1)	If appropriate, as reasonably determined by the Preferred Member, the Developer Member shall cause detailed Plans for the Construction Work, or such portions thereof as may be specified by the Preferred Member, to be prepared by a qualified architect reasonably satisfactory to the Preferred Member.

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(2)	All Construction Work shall be done in a good and workmanlike manner and substantially in accordance with the Plans (if any) that have previously been approved by the Preferred Member. The Developer Member shall cause the Company to make expenditures consistent with the Development Budget and to enter into contracts consistent with the Development Budget, subject, however, to the terms of Section 4.1(b). The Developer Member shall be permitted to reallocate Cost Savings realized in any line item of the Development Budget (other than Cost Savings in the Interest Reserve line item) to other line items provided, however, that unless the prior consent of the Preferred Member is obtained, the Developer Member shall not reallocate Cost Savings by more than the greater of 5% in excess of the amount set forth in any particular line item in the Development Budget and $10,000 in excess of the amount set forth in such line item. If the Developer Member believes that it will be necessary to expend more than is permitted by the preceding sentence in completing the Construction Work, the Developer Member will promptly inform the Preferred Member of such anticipated Cost Overrun, and shall follow the Preferred Member’s directions with respect thereto, including causing such Cost Overrun to be funded in accordance with Section 6.2.

(3)	Subject to Force Majeure, the Developer Member shall cause the Construction Work to be completed in accordance with the Completion Schedule and the Developer Member shall cause Substantial Completion of the Project to be achieved by the Completion Date.

(4)	The Developer Member shall ensure that all of the Construction Work shall be done in compliance with the applicable provisions, covenants and conditions of the Loan Documents and the applicable requirements of all laws, as well as all real property restrictions and contractual obligations to which the Company may be subject.

(5)	The Developer Member shall cause the Company or the general contractor to obtain all licenses and permits, including building permits and certificates of occupancy, if applicable, required to be obtained in connection with the performance of the Construction Work by any laws pertaining to the Construction Work, or by any governmental authorities having jurisdiction over the Construction Work (with such licenses and permits to be obtained as, if and when required by such applicable laws or such governmental entities). The Developer Member shall (a) cause the Company to satisfy all conditions shown on any temporary certificates of occupancy issued in connection with the Construction Work, (b) cause each such temporary certificate of occupancy to be renewed until a final and unqualified certificate of occupancy is issued in replacement thereof and (c) cause to be delivered to the Company (as, if and when required by any laws) final, unqualified and unconditional certificates of occupancy pertaining to the Construction Work.

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(6)	The Developer Member shall, at the expense of the Company, cause the Construction Work to be performed on a lien-free basis, and, in the event of the filing of a mechanic’s or materialman’s lien or liens with respect thereto, shall cause the same to be immediately discharged or bonded over at the expense of the Company; subject, however, to the right of the Developer Member, acting on behalf of the Company, to dispute a claim in good faith, so long as the continuation of such dispute does not constitute a violation of the Loan Documents or permit enforcement of any lien against the Project or any portion thereof. In the event of any such dispute in excess of $10,000, the Developer Member shall promptly notify the Preferred Member, and if the Preferred Member elects to participate in resolution of such dispute, the Developer Member and the Preferred Member shall jointly approve all matters of a material nature related to resolution thereof.

(d)          Fees.         The Developer Member shall not be entitled to any fees in connection with its oversight and performance of the Construction Work except as provided in Section 4.10(b).

(e)          Funding Procedure.

(1)          Requisitions.           The Construction Work shall be funded by the Initial Capital Contributions of the Members and the Construction Advances. In that connection, as and when required for the performance of the Construction Work, but not more frequently than monthly, the Developer Member shall prepare and submit to the Preferred Member a request for an Initial Capital Contribution and/or a request for a Construction Advance under the Loan Documents, if applicable (each, a “Requisition”) which shall:

1.	set forth the amounts and purposes for which the amount requested (the “Requisition Amount”) is to be utilized,

2.	set forth a certification from the Developer Member that all sums included in the Requisition Amount are due and payable for work and/or services performed and that such amount is to be utilized solely to pay Construction Expenditures in compliance with the Development Budget (taking into account the flexibility provided to the Managers to deviate from the Development Budget to the extent herein expressly permitted),

3.	contain a reconciliation with the Development Budget in form reasonably satisfactory to the Preferred Member showing all amounts spent on Construction Expenditures through the date of the Requisition,

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4.	set forth a certification from the Developer Member that no Developer Member Event of Default exists, and

5.	contain such other information as may be reasonably requested by the Preferred Member.

The Preferred Member shall have the right to approve each Requisition in its reasonable discretion (and, without limitation, each Requisition shall be approved by the Preferred Member before the same is submitted to the Lender, if applicable), and the Preferred Member shall use commercially reasonable efforts to approve or disapprove a Requisition (or request additional information regarding such Requisition) within three (3) business days after its receipt of the same. Upon the approval of a Requisition by the Preferred Member and the Lender, if applicable, the Requisition Amount shall be funded or transferred by the Preferred Member and from a Construction Advance, if applicable, into a separate Company bank account (the “Payment Account”), and the Developer Member shall withdraw funds from such Payment Account to pay Construction Expenditures in accordance with such Requisition and the other provisions of this Agreement.

Except for the first Requisition, concurrently with the delivery of each Requisition to the Preferred Member, the Developer Member shall provide to the Preferred Member (or cause the property manager to provide to the Preferred Member) a statement (a “Reconciliation Statement”), which shall:

(i)	detail how the prior month’s Requisition Amount was utilized,

(ii)	reconcile such usage with the prior Requisition, and

(iii)         set forth an explanation of any material variances (which provision, however, shall not be construed as a waiver of the requirement that each Requisition Amount shall be utilized in conformity with the applicable Requisition).

The Reconciliation Statement shall be certified as accurate by an officer of the Developer Member. If any portion of the prior Requisition Amount has not yet been expended as of the date of the Reconciliation Statement, the Reconciliation Statement shall so state and provide an explanation therefor, and the Requisition accompanying the Reconciliation Statement shall take into account such unused prior Requisition Amount.

If the Developer Member withdraws funds from the Payment Account except in accordance with a Requisition approved by the Preferred Member, or fails to use any amounts so withdrawn in conformity with the applicable Requisition (excluding from the foregoing, however, any cost savings or immaterial variations), then, without limitation on the Preferred Member’s and the Company’s other rights and remedies, the Preferred Member may thereafter require that all checks or other withdrawals on the Payment Account must be counter-signed by a designated representative of the Preferred Member, and the procedure set forth in this Section 4.2(e) pertaining to funding the Requisition Amount into the Payment Account may, at the option of the Preferred Member, be discontinued (in which event, thereafter all checks for Construction Expenditures shall be signed by the Preferred Member).

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(1)	Supporting Evidence. If requested by the Preferred Member, the Reconciliation Statements shall be accompanied by receipts, canceled checks or other evidence reasonably satisfactory to the Preferred Member showing the actual utilization of the prior Requisition Amount.

(2)	Conditions. The decision whether or not to approve any Requisition shall be made by the Preferred Member in its discretion. Without limitation, the Preferred Member may condition its approval of any Requisition on the non-existence of any Developer Member Event of Default or such other conditions as the Preferred Member may from time to time reasonably establish.

(f)           Reports. On a monthly basis (and to the extent not already covered by the Requisition and Reconciliation Statements prepared by the Developer Member on a monthly basis), the Developer Member shall prepare and deliver to the Preferred Member a report showing the progress of construction of the Construction Work, listing all expenditures made to date on a cumulative basis, and reconciling such expenditures with the Development Budget, with each such report to be delivered not later than the 20th day of the following calendar month. In addition, and without limitation on the Managers’ duties under Article 5 hereof, the Developer Member shall prepare and deliver to the Preferred Member such other reports and information pertaining to the Construction Work as the Preferred Member may reasonably request from time to time (but not more often than monthly, absent the occurrence of some unexpected event which has or may have a material adverse impact on the progress of the Construction Work), and such reports and information as may be required under the Loan Documents with respect to the performance of the Construction Work.

(g)        Development Consultant. The Preferred Member reserves the right to retain a development, architectural and/or engineering consultant (collectively, the “Development Consultant”), at the Company’s expense, as the Preferred Member’s consultant in connection with the Construction and the administration of all Requisitions in order to advise the Preferred Member in connection with the progress of the Construction Work and all approvals requested of the Preferred Member under this Agreement (including the Major Decisions as defined below). If a Development Consultant is retained, the Developer Member shall furnish such Development Consultant with copies of all information, reports, documents, notices and other materials required to be provided to the Preferred Member or the Company under this Agreement, at the same time as the same are furnished to the Preferred Member or the Company.

Section 4.3           Operating Budgets and Expenditures.

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(a)          Implementation of Operating Budgets. The Developer Member, or the property manager under the supervision of the Developer Member, shall prepare and deliver to the Preferred Member for its approval budgets for the operation of the Project, prepared on both a cash basis and an accrual basis, which budgets shall be delivered not later than forty-five (45) days prior to the commencement of a particular calendar year (except that the budget for the calendar year in which the Closing Date occurs shall be delivered prior to the Closing Date). The Developer Member shall not implement any budget unless the same has been approved in writing by the Preferred Member, whereupon the same shall be deemed the Operating Budget for the Project. The Developer Member shall implement each Operating Budget and the Developer Member shall be authorized, without the need for further approval by the Preferred Member, to make the specified expenditures and incur the specified obligations provided for in such Operating Budget (but only if the Developer Member acts in strict conformance with such Operating Budget in all respects with regard to, among other matters, the nature and amount of each such expenditure or obligation, and the other provisions of this Agreement).

(b)         Deviation from Operating Budgets. In implementing any Operating Budget, and unless the consent of the Preferred Member is first obtained, the Developer Member shall not cause or permit the Company to expend more than the lesser of 105% or $10,000 in excess of the total amount designated for any line item in such Operating Budget without the prior consent of the Preferred Member. The Developer Member shall promptly notify the Preferred Member in writing if the Developer Member concludes that compliance with its obligations under this Agreement would necessitate the expenditure of sums that are not permitted by the foregoing sentence.

(c)          Failure to Approve Operating Budgets. If any proposed Operating Budget for any calendar year has not been approved by January 1 of that year, the Developer Member shall continue to operate under the Operating Budget for the previous year with such adjustments as may be necessary to reflect deletion of non-recurring expense items set forth in the previous Operating Budget and increased insurance costs, taxes, utility costs, and debt service payments; however, no capital expenditures shall be made for that year until an Operating Budget for such year is approved by the Preferred Member.

Section 4.4          Meetings of Members.

(a)         Regular Meetings. The Members shall hold annual meetings after the Developer Member submits an Operating Budget to the Preferred Member for its review, to discuss the Project, and to discuss such other matters regarding Company business as the Members may elect.

(b)         Special Meetings. Special meetings of the Members may be called by any Manager, the Developer Member or the Preferred Member at any time by delivering at least two (2) business days’ prior notice thereof to the other Members to discuss such matters regarding Company business as the Members may elect.

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(c)          Procedure. Each Company meeting shall be held at the principal place of business of the Company, unless the Members otherwise agree. Attendance of a Person at a meeting shall constitute a waiver of notice of such meeting, unless such Person attends the meeting for the purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened. As to any matter requiring a vote of Members, the Members’ relative voting power shall be based upon the Members’ respective Capital Sharing Ratio; however, this provision shall not be interpreted to substitute a vote of Members for any approval or consent by any Member expressly required by this Agreement. A Person may vote at such meeting by written proxy executed by that Person and delivered to a Manager or Member. A proxy shall be revocable unless it is stated to be irrevocable. Any action required or permitted to be taken at such meeting may be taken without a meeting, without prior notice, and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the Managers and the Members that would be necessary to take the action at a meeting at which all Members were present and voted. Any meeting may take place by means of telephone conference, video conference, or similar communication equipment by means of which all Persons participating therein can hear each other.

Section 4.5          Officers.   The Managers, with the consent of the Preferred Member if the Preferred Member is not then a Manager, may designate one or more Persons to be officers of the Company (“Officers”), and any Officer so designated shall have such title, authorities, duties, and salaries as the Managers, with the Preferred Member’s approval (if applicable), may delegate to them. Any Officer may be removed as such, either with or without cause, by the Managers, with the approval of the Preferred Member (if applicable).

Section 4.6         Reimbursement of Expenses.   The Managers and the Development Member shall be reimbursed for all reasonable out-of-pocket expenses actually incurred by it directly in connection with the business and affairs of the Company (including travel and entertainment expenses, telephone costs, and the like, but not overhead expenses), to the extent set forth on an Operating Budget or as otherwise approved in writing by the Preferred Member. Additionally, the Preferred Member shall be reimbursed for its reasonable out-of-pocket expenditures incurred for an annual site inspection of the Project and for its inspections occurring after a Developer Member Event of Default or other event which in the sole discretion of the Preferred Member, materially affects the Project or the Company. Upon request, a Member shall provide reasonable supporting verification to the other Members for all expenditures for which any reimbursement is requested.

Section 4.7         Compensation of Members.  Except as herein otherwise specifically provided, no compensatory payment shall be made by the Company to any Member for the services to the Company of such Member or any member or employee of such Member.

Section 4.8           Transactions with Affiliates.

(a)         General.    When any service or activity to be performed on behalf of the Company is performed by an Affiliate of a Member, a written contract shall be entered into and the fee payable for such service or activity shall not exceed the fee which would be payable by the Company to an unaffiliated third party of comparable standing providing the same services. In addition, the non-Affiliate Member shall have full power and authority to approve all terms and conditions of the written contract and enforce the provisions thereof for the benefit of the Company, including terminating the contract if a default occurs thereunder and otherwise pursuing all other available remedies.

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(b)          Termination of Agreements with Affiliates.   In the event of any Developer Member Event of Default, the Company may terminate all agreements with the Developer Member’s Affiliates, and all such agreements shall contain a provision that allows for the exercise of the right of termination under this Section 4.8(b). The Preferred Member may enforce this provision on behalf of the Company.

Section 4.9           {Reserved.}

Section 4.10         Indemnification; Reimbursement of Expenses; Insurance.  To the fullest extent permitted by the Act: (a) the Company shall indemnify each Manager and Member (including any officers, employees and agents) who was, is or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (a “Proceeding”), any appeal therein, or any inquiry or investigation preliminary thereto, solely by reason of the fact that said Person is or was a Manager or Member and was acting within scope of its authorized duties or under the authority of the Members and (b) the Company shall pay or reimburse a Manager or Member for expenses incurred by said Person (1) in advance of the final disposition of a Proceeding to which such Manager or Member was, is or is threatened to be made a party, and (2) in connection with said Person’s appearance as a witness or other participation in any Proceeding. The Company, by adoption of a resolution of the Members, may indemnify and advance expenses to an Officer, employee or agent of the Company to the same extent and subject to the same conditions under which it may indemnify and advance expenses to Managers and Members under the preceding sentence. The provisions of this Section 4.10 shall not be exclusive of any other right under any law, provision of the Certificate or this Agreement, or otherwise. Notwithstanding the foregoing, this indemnity shall not apply to actions constituting gross negligence, willful misconduct or bad faith, or involving a breach of this Agreement, but shall apply to actions constituting simple negligence. The Company may purchase and maintain insurance to protect itself and any Manager or Member, Officer, employee or agent of the Company, whether or not the Company would have the power to indemnify such Person under this Section 4.10. Except to the extent otherwise provided in this Agreement, this indemnification obligation shall be limited to the assets of the Company and no Member shall be required to make a Capital Contribution in respect thereof.

Section 4.11        Conflicts of Interest. Subject to the other express provisions of this Agreement, each Member, Manager, Officer or Affiliate thereof may engage in and possess interests in other business ventures of any and every type and description, independently or with others, including ones in competition with the Company, with no obligation to offer to the Company or any other Member, Manager or Officer the right to participate therein or to account therefore. The Company may transact business with any Member, Manager, Officer or Affiliate thereof with the prior written consent of the Preferred Member and provided that the terms of those transactions are no less favorable to the Company than those the Company could obtain from unrelated third parties.

ARTICLE 5

ACCOUNTING AND REPORTING; BUSINESS PLAN

Section 5.1          Fiscal Year, Accounts, Reports.

(a)          The fiscal year of the Company shall be the calendar year.

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(b)        The Managers shall cause to be kept proper and complete records and books of account in which shall be entered fully and accurately all transactions and other matters relating to the Company’s business as are usually entered into such records and books of account kept for businesses of a like character. The Company’s records and books shall be kept on an accrual basis and in accordance with generally accepted accounting principles, consistently applied (“GAAP”), except as may otherwise be approved by the Preferred Member to the extent it is not the Manager. Notwithstanding Section 18-305(c) of the Act, the Managers shall not have the right to keep confidential from any Member any information relating to the Company, the Project or a Member’s interest in the Company.

(c)         The Managers, to the extent the Preferred Member is not the Manager, shall provide to the Preferred Member, in addition to any other financial statements required hereunder or under any of the other Loan Documents, the following financial statements and information, all of which must be certified to the Preferred Member as being true and correct by the Manager or the person or entity to which they pertain, as applicable, and, with respect to the financial statements and information set forth in subsection (iii) hereof, audited by an independent certified public accountant, and be in form and substance acceptable to the Preferred Member:

(i)         copies of all tax returns filed by the Managers on behalf of the Company, within thirty (30) days after the date of filing;

(ii)       monthly operating statements for the Project, which shall show monthly activity and year-to-date activity and state operating revenues, operating expenses, operating income and Net Cash Flow for the month then just ended, a balance sheet for the Project and, as requested by the Preferred Member, a written statement setting forth any variance from the Operating Budget;

(iii)       annual balance sheets for the Project, within one hundred and twenty (120) days after the end of each calendar year, as well as financial information which shall show operating revenues, operating expenses, operating income and Net Cash Flow for the Project, a statement of the Members’ Capital Accounts (as defined in Section 16.2(a)), applicable Balances (as defined in Section 6.5) and a statement setting forth the Profits and Losses (as defined in Section 16.1(k)) of the Company for such fiscal year and, if required by the Preferred Member, prepared on a review basis and certified by an independent public accountant satisfactory to the Preferred Member; and

(iv)       such other information with respect to the Project, the Managers, the principals or general partners or managing members in the Managers which may be reasonably requested from time to time by the Preferred Member, within a reasonable time after the applicable request.

If any of the aforementioned materials are not furnished to the Preferred Member within the applicable time periods or the Preferred Member is dissatisfied with the contents of any of the foregoing and has notified the Managers of its dissatisfaction, in addition to any other rights and remedies of the Preferred Member contained herein, the Preferred Member shall have the right, but not the obligation, to obtain the same by means of an audit by an independent certified public accountant selected by the Preferred Member, in which event the Company agrees to pay, or to reimburse the Preferred Member for, any expense of such audit and further agrees to provide all necessary information to said accountant and to otherwise cooperate in the making of such audit.

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(d)         Each Member, at its expense, may at all reasonable times during usual business hours audit, examine, and make copies of or extracts from the books of account records, files, and bank statements of the Company. Such right may be exercised by any Member, or by its designated agents or employees.

Section 5.2          Bank Accounts.    The Managers shall open and maintain (in the name of the Company) a special bank account or accounts in a bank or savings and loan association, the deposits of which are insured, up to the applicable limits, by an agency of the United States government, in which shall be deposited all funds of the Company. Withdrawals therefrom shall be made upon the signatures of such Persons as the Managers shall designate with the approval of the Preferred Member.

Section 5.3        Financial Accounting Matters Member.   The Preferred Member shall be the “Financial Accounting Matters Member”, and, notwithstanding anything to the contrary provided in Section 4.1(b), shall have sole responsibility for the following:

(a)        Selection from among sound accounting principles for the purpose of usage in the Company’s financial statements prepared in conformity with sound accounting principles as described under this Section 5.3 (including, but not limited to the allocation of all revenues and expenses, including depreciation, to the respective Member’s Capital Accounts (as defined in Section 16.2(a))), and

(b)        Selection of a nationally recognized independent firm of certified public accountants as described under this Article 5.

Section 5.4         Business Plan.     The Members shall establish a business plan (the “Business Plan”), setting forth objectives, strategy, operating budgets and capital improvement plans and budgets (if applicable) relating to the operation and construction of the Project. All budgets pertaining to the construction of the Project shall be subject to review by the Development Consultant selected by the Preferred Member but paid for by the Company, if the Preferred Member so elects. The Business Plan shall also set forth leverage limitations, anticipated holding period, anticipated terms of any sale of the Project, projected occupancy of the Project, and other essential elements of the Company’s operation. The Business Plan, and all amendments or modifications thereto, shall be subject to the Preferred Member’s prior approval (which approval shall not be unreasonably withheld, conditioned or delayed). A draft of the initial Business Plan will be delivered by the Managers to the Preferred Member prior to the Closing Date. The Business Plan shall be updated by the Managers semi-annually, or more frequently as the Members may decide is appropriate, or if the Lender requests. Nothing in the Business Plan shall be deemed a waiver or modification of any Member’s rights under this Agreement, including Article 10, even if a sale is not in compliance with the Business Plan.

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ARTICLE 6

CAPITAL CONTRIBUTIONS

Section 6.1         Initial Capital Contributions.    Prior to the date hereof, the Developer Member has made an initial contribution of $25,475,000 to the Company related to the Project. The Preferred Member shall make Initial Capital Contributions to the Company as and when required to pay for the development of the Project in accordance with the Development Budget in an aggregate amount not to exceed $20,000,000.

Section 6.2       Required Additional Capital Contributions.     Developer Member shall have the sole responsibility to make Additional Capital Contributions to the capital of the Company from time to time, including, without limitation if:

(a)         the Operating Revenues of the Project are insufficient to (i) pay budgeted operating expenses of the Operating Budget (excluding budgeted operating expenses, the payment of which are reasonably contested), (ii) pay debt service on the Loan, (iii) distribute to the Preferred Member any portion of the Preferred Return then due, (iv) return to the Preferred Member any unreturned Default Contribution, (v) distribute to the Preferred Member any portion of the Required Redemption Amount then due, or (vi) pay any Cost Overrun; or

(b)         it is necessary in order for the Company to conduct its business, maintain its assets or discharge its liabilities.

The Developer Member shall make any such Additional Capital Contributions by the date necessary to enable the Company to pay the applicable expense or distribution prior to the delinquency date thereof.

Section 6.3           Failure to Make Additional Capital Contributions.

(a)          In the event that the Developer Member shall fail to make any Additional Capital Contribution, the Preferred Member or any other Member admitted to the Company may, but shall not be obligated to:

(i)        make a Default Contribution to the capital of the Company in the amount of the Additional Capital Contribution not made by the Developer Member, which Default Contribution shall earn a Preferred Return at the Default Rate compounded monthly (such Preferred Return sometimes hereinafter referred to as the “Default Contribution Return”); and

(ii)       make a demand loan to the Developer Member in the amount of the Additional Capital Contribution which the Developer Member failed to make, which loan will accrue interest at the Default Rate, will be secured by the Developer Member’s Membership Interest, and will be payable out of the first distributions otherwise distributable to the Developer Member under this Agreement.

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(b)         The Developer Member hereby grants to the other Member(s) and the Company, equally and ratably, a security interest in its Membership Interest to secure performance of its obligations hereunder (collectively, the “Secured Obligations”). Upon any default in the Secured Obligations, the Persons to whom such obligations are owed (each, a “Secured Party”) shall have all the rights and remedies of a secured party under the Uniform Commercial Code with respect to the security interest granted herein, and the proceeds arising from any foreclosure of the security interest herein granted may be applied to attorneys’ fees and expenses incurred by the Secured Party in exercising such rights and remedies. Each Member shall execute and deliver to the other Member and to the Company all such financing statements and other instruments as may be requested by the other Member to evidence the security interest provided for herein. This Agreement may serve as the necessary financing statement, or the Secured Party may execute and file a financing statement on behalf of the other Member and the other Member hereby appoints the Secured Party as its attorney-in-fact to execute such financing statements and other instruments as may be necessary to evidence or continue the perfection of the security interest herein granted. Each such power of attorney is coupled with an interest and is irrevocable.

Section 6.4           Return of Contributions. Except as expressly provided in this Agreement or the Guaranty, no Member shall be entitled to (a) the return of any part of its Capital Contributions, (b) any Preferred Return in respect of any Capital Contribution, or (c) the fair market value of its Membership Interest in connection with a withdrawal from the Company or otherwise. Except as expressly provided in this Agreement, unrepaid Capital Contributions shall not be a liability of the Company or of any Member. Except as expressly provided in this Agreement, no Member shall be required to contribute or lend any cash or property to the Company to enable the Company to return the Capital Contribution of any Member.

Section 6.5          Balances. The Company’s books and records shall contain entries indicating the type and amount of Capital Contributions made to the Company and the type of Preferred Return applicable to such Capital Contribution. When used herein, the following terms shall refer to the following balances (collectively, “Balances”) (to the extent applicable):

“Default Capital Contribution Balance” means, for the Preferred Member, the cumulative Default Capital Contributions of that Member, less the cumulative distributions to that Member in return thereof pursuant to Sections 8.1 and 8.2.

ARTICLE 7

PREFERENCES

Section 7.1       Funding and Distribution of Preferred Return. The Preferred Member’s Unreturned Capital Contributions shall earn, and the Company shall be obligated to distribute to the Preferred Member, a Preferred Return calculated as provided in Section 7.2 below. The Preferred Return shall be funded as follows:

(a)         Prior to the occurrence of any Developer Member Event of Default, the Preferred Return shall be funded from the following sources, in the following order of priority: (i) Net Cash Flow, as provided in Section 8.1 and (ii) Additional Capital Contributions required of the Developer Member pursuant to Section 6.2 of this Agreement.

(b)         Upon the occurrence of any Developer Member Event of Default, the Preferred Return shall be funded from the following sources, in the following order of priority: (i) Net Cash Flow, as provided in Section 8.2 and (ii) Additional Capital Contributions required of the Developer Member pursuant to Section 6.2 of this Agreement.

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Section 7.2         Calculation of Preferred Return.

(a)         Prior to the occurrence of any Developer Member Event of Default, the Preferred Return shall be calculated on the Preferred Member’s Unreturned Capital Contributions at a rate equal to twelve percent (12%) per annum. Preferred Return payable for any partial distribution period will be computed on the basis of a 360-day year consisting of twelve 30-day months.

(b)         Upon the occurrence of any Developer Member Event of Default, the Preferred Return shall be calculated on the Preferred Member’s Unreturned Capital Contributions at the Default Rate.

ARTICLE 8

REQUIRED PAYMENTS; NON-LIQUIDATION DISTRIBUTIONS

Section 8.1         Payments and Distributions Prior to a Developer Member Event of Default.   Operating Revenues shall be used to pay the following expenses and make the following distributions in the following order:

(a)         Operating Expenses of the Project authorized for payment in accordance with Section 4.3 of this Agreement;

(b)         capital expenditures for the Project authorized for payment in accordance with Section 4.3 of this Agreement;

debt service on and other payments due under the Loan;

(d)         to the Preferred Member to pay any unpaid Default Contribution Return;

(e)         to the Preferred Member to return to the Preferred Member any unreturned Default Contribution;

(f)         on the first day of each calendar month, to the Preferred Member to pay any Unpaid Preferred Return;

(g)         following a Developer Member default, to the Preferred Member to return to the Preferred Member its Unreturned Capital Contribution;

(h)         any remaining Net Cash Flow from the Project shall be distributed to the Developer Member.

Section 8.2          Payments Distributions of Capital Proceeds. Distributions of Capital Proceeds shall be made in the following order:

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(a)         To the Preferred Member to pay the Default Contribution Return on any Default Contribution made by the Preferred Member;

(b)         To the Preferred Member to return to the Preferred Member any unreturned Default Contribution;

(c)         To the Preferred Member to pay any Unpaid Preferred Return;

(d)         To the Preferred Member to return its Unreturned Capital Contributions; then

(e)         The remaining balance to the Developer Member.

For purposes of this Section 8.2, Net Cash Flow shall mean the amount by which Operating Revenue exceeds Operating Expenses, less Debt Service, and Debt Service shall mean the interest, fixed principal and other payments due on the Loan under the terms of the Loan Documents.

Section 8.3         Restructuring and Redemption Rights. Before the Company obtains construction financing for the Project, the Preferred Member shall have the option to request a restructuring of the terms and conditions of the Preferred Member interest based on the anticipated capital structure or request a full redemption in accordance with Section 9.1.

ARTICLE 9

REDEMPTION

Section 9.1              Redemption

(a)           At any time prior to a Developer Member Event of Default, the Developer Member may elect, in its sole discretion, to cause the Company to distribute to the Preferred Member all, but not less than all, of the Required Redemption Amount.

(b)          Prior to acceptance of construction financing if requested by the Preferred Member in connection with any accepted construction financing, the Developer Member shall cause the Company to distribute to the Preferred Member, all, but not less than all, of the Required Redemption Amount.

(c)           Notwithstanding anything to the contrary in this Agreement, the Developer Member shall cause the Company to distribute to the Preferred Member all of the Required Redemption Amount on or prior to the earlier of (i) the date that is two (2) years from the date the Preferred Member made its final Capital Contribution hereunder and (ii) the third anniversary of this Agreement.

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ARTICLE 10
[RESERVED]

ARTICLE 11

DEVELOPER MEMBER EVENTS OF DEFAULT; REMEDIES

Section 11.1          Developer Member Events of Default.     The occurrence of any of the following events or circumstances shall constitute a Developer Member Event of Default:

(a)           Events or Circumstances for Which No Cure Period is Allowed.      The occurrence of any of the following events shall immediately constitute a Developer Member Event of Default:

(1)	A Prohibited Act by the Developer Member, provided, however, that any Prohibited Act for which a cure period is otherwise expressly provided in this Agreement shall not constitute a Developer Member Event of Default until the expiration of such cure period;

(2)	The Developer Member’s, any Developer Member’s Affiliate’s or any Principal’s (i) commission of a criminal act, (ii) misapplication or misappropriation of any funds derived from or relating to the Project, including without limiting the generality of the foregoing, security deposits, insurance proceeds, condemnation awards, advances of the Loan and operating revenue from the Project (each, a “Misappropriation”), (iii) fraud, willful misconduct, misrepresentation of a material fact, failure to disclose a material fact or gross negligence or (iv) liquidation, dissolution or Bankruptcy;

(3)	Notice from the Lender of the occurrence of a default and expiration of any applicable cure period under any Loan Document;

(4)	The Bankruptcy of (i) the Company, (ii) any Subsidiary of the Company or (iii) the Principal;

(5)	The Company’s failure to maintain the insurance coverage required under this Agreement or the Loan Documents;

(6)	The Company’s failure to pay on a timely basis any taxes or assessments affecting the Project, other than (i) taxes and assessments contested in good faith in accordance with established legal principles or (ii) mechanic’s or materialman’s liens which are resolved or protected by bond to the reasonable satisfaction of the Preferred Member within thirty (30) days of filing;

(7)	A default by the Developer Member under the Environmental Agreement or a default by any Principal under the Environmental Agreement or the Guaranty beyond the expiration of any cure period.

(b)          Events or Circumstances With a Five Day Cure Period.     The Developer Member’s failure to make a required Additional Capital Contribution in accordance with the terms of this Agreement shall constitute a Developer Member Event of Default unless cured within five (5) calendar days after the due date of such payment.

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(c)           Events or Circumstances With a Thirty Day Cure Period From Date of Notice. The occurrence of any of the following events or circumstances shall constitute a Developer Member Event of Default unless cured within thirty (30) calendar days after the delivery of notice from the Preferred Member to the Developer Member of such event or circumstance; provided, however, that such event or occurrence shall not constitute a Developer Member Event of Default if such breach cannot by its nature be cured within thirty (30) days provided the Developer Member commences to cure such breach within such thirty (30) day period and thereafter diligently pursues and cures such event or occurrence within ninety (90) days of the original notice:

(1)	Except to the extent described in Sections 11.1(a) or (b) above, any act by the Developer Member that is in contravention of this Agreement;

(2)	Except to the extent described in Sections 11.1(a) or (b) above, the Developer Member’s failure to meet its obligations or liabilities under this Agreement; or

(3)	Except to the extent described in Sections 11.1(a) or (b) above, the Developer Member’s breach of any of its covenants, warranties or representations in this Agreement.

To the extent that an event or circumstance described in this Section 11.1(c) is also described in Sections 11.1(a) or (b) above, the applicable provisions of Section 11.1(a) or (b) shall apply.

(d)          Events or Circumstances With a Thirty Day Cure Period From Date of Occurrence. The occurrence of any default by any Affiliate of the Developer Member in any management or service contract with the Company shall constitute a Developer Member Event of Default.

Section 11.2           Remedies. Upon the occurrence of any Developer Member Event of Default, in addition to any other rights or remedies available to the Preferred Member at law or in equity, the Preferred Member shall be entitled to exercise any one or more of the following remedies:

(a)          remove the Developer Member as a Manager, whereupon the Preferred Member may appoint itself, an Affiliate of the Preferred Member, or a third party as Manager;

(b)          purchase the Developer Member’s entire interest in the Company, or cause the Company to redeem the entire interest of the Developer Member under this Agreement, on payment to the Developer Member of an amount equal to the amount which, pursuant to Section 8.2, the Developer Member would receive on a sale of the Project at its then fair market value, as determined in accordance with an “as is” appraisal of the Project made by an appraiser selected by the Preferred Member who is a member of the Appraisal Institute and which has experience appraising property similar to the Project, minus (i) all reasonable and customary costs associated with the sale; (ii) the Required Redemption Amount; and (iii) the total of all loss and expense suffered by the Company as a result of any fraud, gross negligence, willful misconduct or Developer Member Event of Default; or

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(c)          cause the Company to sell the Project.

ARTICLE 12

{RESERVED}

ARTICLE 13

RECOURSE LIABILITIES

Section 13.1          Recourse Liabilities.

(a)         Notwithstanding any other provision of this Agreement including, without limitation, Section 6.4 hereof, Developer Member shall be personally liable for, and shall indemnify the Preferred Member and hold the Preferred Member harmless for, all losses, damages, costs and expenses including attorneys’ fees incurred by the Preferred Member as a result of (i) any fraud, Misappropriation, misrepresentation or failure to disclose a material fact, whether prior to or following the Closing Date, (ii) damage to the Land or improvements that comprise the Project as a result of the intentional misconduct or gross negligence of the Developer Member, its Principals or any of their officers, agents or employees, (iii) any waste or abandonment of the Land or improvements which comprise the Project, (iv) any removal of all or any portion of the improvements on the Land in violation of the terms of the Loan Documents or this Agreement or any damage to any portion of the Project as a result of the intentional misconduct or gross negligence of the Developer Member, any Affiliate of the Developer Member or any Affiliate of the Developer Member, (v) the existence, or alleged existence, of any hazardous, toxic or harmful substances, wastes, materials, pollutants or contaminants or any other substances or materials which are included under or regulated by Federal, state or local governmental authorities, on, in, under or affecting all or any portion of the Project or any surrounding areas, regardless of whether or not caused by or within the Control of Developer Member, (vi) the occurrence of any recourse event claimed by the Lender under the Loan Documents, (vii) failure to maintain the insurance policies required to be maintained by the Developer Member under this Agreement or under the Loan Documents, (viii) failure to pay any valid taxes, assessments, mechanic’s liens, materialmen’s liens or other liens which could create liens on any portion of the Project, to the full extent of the amount claimed by any such lien claimant, (ix) the failure to make any Additional Capital Contribution required to pay the costs associated with any Cost Overrun and/or (x) the Preferred Return in respect of the period of time commencing on the Effective Date through and including the distribution date identified in Section 9.1(c) not being paid for any reason. Notwithstanding anything in this Agreement to the contrary, the Developer Member shall not be required to indemnify the Preferred Member against losses, damages, costs or expenses caused solely by the gross negligence or willful misconduct of the Preferred Member.

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(b)         Notwithstanding any other provision of this Agreement including, without limitation, Section 6.4 hereof, the Developer Member shall be personally liable for and have full recourse liability under this Agreement for the payment to the Preferred Member of the Required Redemption Amount and any other amounts owing to the Preferred Member pursuant to Section 13.1(a) above, in the event of the Bankruptcy of the Developer Member, any Affiliate of the Developer Member or any Principal, or in the event that the Project becomes an asset in any bankruptcy estate. The obligations and liabilities of the Developer Member described in this Article 13 are herein referred to as the “Recourse Obligations.” The Developer Member’s liability for the Recourse Obligations shall not be limited to the Developer Member’s interest in the Company, and the Preferred Member shall have available to it any and all remedies available at law or in equity to recover from the Developer Member for the Recourse Obligations.

(c)         An Affiliate of the Developer Member acceptable to the Preferred Member shall guaranty and indemnify the Preferred Member for the Recourse Obligations pursuant to the Guaranty and the Environmental Agreement.

ARTICLE 14
[RESERVED]

ARTICLE 15

THIRD PARTY FINANCING

Section 15.1         Initial Financing.     The Company will obtain a Loan for the construction of the Project. The Loan will be secured by a first-priority mortgage lien on the Project and shall be made on the terms and conditions as approved by the Members. The Developer Member shall cause one of its Affiliates reasonably acceptable to the Lender to execute and deliver such indemnities and guarantees as may be required by the Lender.

Section 15.2         Permanent Financing.     If the Company does not dispose of its entire interest in the Project on or before maturity of the initial Loan, the Managers shall use all reasonable efforts to obtain a Loan for the permanent financing of the Project on terms and conditions no less favorable than those generally available for real estate projects similar to the Project; however, the Loan shall be non-recourse except for “carve-outs” generally required for permanent loans to be sold in the secondary market. The Loan will be secured by a first-priority mortgage lien on the Project and shall be made on such terms and conditions as may be approved by the Managers and the Preferred Member. The Developer Member shall cause an acceptable Affiliate of the Developer Member to execute and deliver all indemnities or guarantees as may be required for any recourse obligations by the Lender providing any permanent financing.

Section 15.3         Consent to Exercise of Remedies; Notices and Cure Rights.     The Loan Documents for any Loan shall be required to provide that (a) the Preferred Member shall be entitled to exercise the buy/sell option or otherwise receive a transfer of the Developer Member’s Membership Interest and/or to remove the Developer Member as a Manager of the Company in accordance with the terms of this Agreement without the applicable Lender’s consent, (b) the Preferred Member shall be entitled to receive copies of all notices, correspondence, and information delivered to or received from the applicable Lender by the Company and (c) the Preferred Member shall have the right, but not the obligation, to cure any default thereunder during any applicable grace period.

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ARTICLE 16

CAPITAL ACCOUNTS, ALLOCATIONS, AND TAX MATTERS

Section 16.1 Definitions. The following terms shall have the following meanings:

(a)          “Adjusted Capital Account” means, with respect to a Member, such Member’s Capital Account as of the end of each fiscal year, as the same is specially computed to reflect the adjustments required or permitted to be taken into account in applying Regulations Section 1.704-l(b)(2)(ii)(d) (including adjustments for Company Minimum Gain and Member Nonrecourse Debt Minimum Gain).

(b)          “Adjusted Capital Account Deficit” means, for each Member, the deficit balance, if any, in that Member’s Adjusted Capital Account.

(c)          “Capital Account” shall have the meaning set forth in Section 16.2.

(d)          “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any corresponding provisions of succeeding law.

(e)          “Depreciation” means, for each taxable year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for the year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of the year or other period, Depreciation will be an amount which bears the same ratio to the beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for the year or other period bears to the beginning adjusted tax basis, provided that if the federal income tax depreciation, amortization, or other cost recovery deduction for the year or other period is zero, Depreciation will be determined with reference to the beginning Gross Asset Value using any reasonable method selected by the Managers and the Preferred Member.

(f)          “Gross Asset Value” has the meaning assigned to it in Section 16.3.

(g)          “Partner Nonrecourse Debt” has the meaning assigned to it in Regulations Sections 1.704-2(b)(4) and 1.752-2.

(h)          “Partner Nonrecourse Debt Minimum Gain” has the meaning assigned to it in Regulations Section 1.704-2(i)(3).

(i)          “Partner Nonrecourse Deductions” has the meaning assigned to it in Regulations Section 1.704-2(i)(2).

(j)          “Partnership Minimum Gain” has the meaning assigned to it in Regulations Section 1.704-2(d).

(k)          “Profits” and “Losses” mean, for each taxable year or other period, an amount equal to the Company’s taxable income or loss for the year or other period, determined in accordance with Section 703(a) of the Code (including all items of income, gain, loss or deduction required to be stated separately under Section 703(a)(1) of the Code), with the following adjustments:

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(1)	Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses will be added to taxable income or loss;

(2)	Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Section 705(a)(2)(B) expenditures under Regulations Section 1.704-l(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses, will be subtracted from taxable income or loss;

(3)	Gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes will be computed by reference to the Gross Asset Value of the property, notwithstanding that the adjusted tax basis of the property differs from its Gross Asset Value:

(4)	In lieu of depreciation, amortization and other cost recovery deductions taken into account in computing taxable income or loss, there will be taken into account Depreciation for the taxable year or other period;

(5)	Any items which are specially allocated under Section 16.4(c), 16.4(d), or 16.4(e) will not affect calculations of Profits or Losses;

(6)	Any items which are specifically allocated to the Preferred Member under Section 16.4(f) will affect calculations of Profits and Losses (and thus generally will have the effect of reducing Profits, and/or increasing Losses, otherwise allocable to the Developer Member); and

(7)	If the Gross Asset Value of any Company asset is adjusted under Section 16.3(b) or 16.3(c), the adjustment will be taken into account as gain or loss from disposition of the asset for purposes of computing Profits or Losses.

(l)           “Regulations” means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Regulations shall include any corresponding provisions of succeeding, similar, substitute proposed or final Regulations.

(m)         “Regulatory Allocations” has the meaning assigned to it in Section 16.4(d).

Section 16.2         Capital Accounts

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(a)          Establishment and Maintenance. A separate capital account (a “Capital Account”) will be maintained for each Member. The Capital Account of each Member will be determined and adjusted as follows:

(1)	Each Member’s Capital Account will be credited with the Member’s Capital Contributions, the Member’s distributive share of Profits, any items in the nature of income or gain that are specially allocated to the Member under Sections 16.4(c), 16.4(d), or 16.4(e), and the amount of any Company liabilities that are assumed by the Member or secured by any Company property distributed to the Member.

(2)	Each Member’s Capital Account will be debited with the amount of cash and the Gross Asset Value of any Company property distributed to the Member under any provision of this Agreement, the Member’s distributive share of Losses, any items in the nature of deduction or loss that are specially allocated to the Member under Section 16.4(c) or 16.4(d), and the amount of any liabilities of the Member assumed by the Company or which are secured by any property contributed by the Member to the Company.

(3)	If any interest in the Company is transferred in accordance with the terms of this Agreement, the transferee will succeed to the Capital Account of the transferor to the extent it relates to the transferred interest.

(b)          Modifications by Managers. The provisions of this Section 16.2 and the other provisions of this Agreement relating to the maintenance of Capital Accounts have been included in this Agreement to comply with Section 704(b) of the Code and the Regulations promulgated thereunder and will be interpreted and applied in a manner consistent with those provisions. The Managers may, with the consent of the Preferred Member if it is not then the Managers, modify the manner in which the Capital Accounts are maintained under this Section 16.2 to comply with those provisions, as well as upon the occurrence of events that might otherwise cause this Agreement not to comply with those provisions; however, without the unanimous consent of all Members, the Managers may not make any modification to the way Capital Accounts are maintained if such modification would have the effect of changing the amount of distributions to which any Member would be entitled during the operation, or upon the liquidation, of the Company.

Section 16.3         Adjustment of Gross Asset Value. “Gross Asset Value” with respect to any noncash asset, is the adjusted basis of that asset for federal income tax purposes, except as follows:

(a)          The initial Gross Asset Value of any asset contributed (or deemed contributed under Code Sections 704(b) and 752 and the Regulations promulgated thereunder) by a Member to the Company will be the gross fair market value of the asset on the date of the contribution, as determined by the Managers and the Preferred Member.

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(b)          The Gross Asset Values of all Company assets will be adjusted to equal the respective fair market values of the assets, as determined by the Managers and the Preferred Member, as of (1) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis capital contribution, (2) the distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for an interest in the Company if an adjustment is necessary or appropriate to reflect the relative economic interests of the Members in the Company, and (3) the liquidation of the Company within the meaning of Regulations Section 1.704-l(b)(2)(ii)(g).

(c)          The Gross Asset Value of any Company asset distributed to any Member will be the gross fair market value of the asset on the date of distribution.

(d)          The Gross Asset Values of Company assets will be increased or decreased to reflect any adjustment to the adjusted basis of the assets under Code Section 734(b) or 743(b), but only to the extent that the adjustment is taken into account in determining Capital Accounts under Regulations Section 1.704-l(b)(2)(iv)(m), provided that Gross Asset Values will not be adjusted under this Section 16.3 to the extent that the Managers determine that an adjustment under Section 16.3(b) is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment under this Section 16.3(d).

(e)          After the Gross Asset Value of any asset has been determined or adjusted under Section 16.3(a), 16.3(b) or 16.3(d), Gross Asset Value will be adjusted by the Depreciation taken into account with respect to the asset for purposes of computing Profits or Losses.

Section 16.4          Profits, Losses and Distributive Shares of Tax Items.

(a)          Profits. Except as otherwise provided in Sections 16.4(c) and 16.4(d), Profits for any taxable year shall be allocated to the Members in the following manner:

(1)	first, to the Members in proportion to the cumulative Losses allocated to the Members under Section 16.4(b)(3) until the Members have been allocated a cumulative amount under this Section 16.4(a)(1) and Section 16.4(f) equal to the cumulative Losses allocated to the Members under Section 16.4(b)(3), and then to the Members in proportion to the cumulative Losses allocated to the Members under Section 16.4(b)(2) until the members have been allocated a cumulative amount under this Section 16.4(a)(1) and Section 16.4(f) equal to the cumulative Losses allocated to the Members under Section 16.4(b)(2);

(2)	next, to the Developer Member until it has been allocated a cumulative amount under this Section 16.4(a)(2) equal to its cumulative Losses allocated to it under Section 16.4(b)(1); and

(3)         finally, to the Members in accordance with their respective Capital Sharing Ratios.

(b)          Losses.     Except as otherwise provided in Sections 16.4(c) and 16.4(d), Losses for any taxable year shall be allocated in the following manner:

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(1)	first, to the Developer Member in reverse order of any Profits previously allocated to it in accordance with Sections 16.4(a)(2) until Losses have been allocated to the Developer Member in a cumulative amount equal to all such prior allocations of Profits;

(2)	next, to the Developer Member, but not in excess of the Adjusted Capital Account balance of the Developer Member before the allocation provided for in this Section 16.4(b)(2); and

(3)	next, to the Preferred Member, but not in excess of the Adjusted Capital Account balance of the Preferred Member before the allocation provided for in this Section 16.4(b)(3), and

(4)	finally, to the Members in accordance with their respective Capital Sharing Ratios.

(c)          Special Allocations. The following special allocations will be made in the following order and priority before allocations of Profits and Losses:

(1)	Partnership Minimum Gain Chargeback. If there is a net decrease in Partnership Minimum Gain during any taxable year or other period for which allocations are made, before any other allocation under this Agreement, each Member will be specially allocated items of Company income and gain for that period (and, if necessary, subsequent periods) in proportion to, and to the extent of, an amount equal to such Member’s share of the net decrease in Partnership Minimum Gain during such year determined in accordance with Regulations Section 1.704-2(g)(2). The items to be allocated will be determined in accordance with Regulations Section 1.704-2(g). This Section 16.4(c)(1) is intended to comply with the Partnership Minimum Gain chargeback requirements of the Regulations, will be interpreted consistently with the Regulations and will be subject to all exceptions provided therein.

(2)	Partner Nonrecourse Debt Minimum Gain Chargeback. Notwithstanding any other provision of this Section 16.4 (other than Section 16.4(c)(1) which shall be applied first), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain with respect to a Partner Nonrecourse Debt during any taxable year or other period for which allocations are made, any Member with a share of such Partner Nonrecourse Debt Minimum Gain (determined under Regulations Section 1.704-2(i)(5)) as of the beginning of the year will be specially allocated items of Company income and gain for that period (and, if necessary, subsequent periods) in an amount equal to such Member’s share of the net decrease in the Partner Nonrecourse Debt Minimum Gain during such year determined in accordance with Regulations Section 1.704-2(g)(2). The items to be so allocated will be determined in accordance with Regulations Section 1.704-2(g). This Section 16.4(c)(2) is intended to comply with the Partner Nonrecourse Debt Minimum Gain chargeback requirements of the Regulations, will be interpreted consistently with the Regulations and will be subject to all exceptions provided therein.

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(3)	Qualified Income Offset. A Member who unexpectedly receives any adjustment, allocation or distribution described in Regulations Sections 1.704-l(b)(2)(ii)(d)(4), (5) or (6) will be specially allocated items of Company income and gain in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of the Member as quickly as possible.

(4)	Nonrecourse Deductions. Nonrecourse Deductions for any taxable year or other period for which allocations are made will be allocated among the Members in proportion to their respective Capital Sharing Ratios in the Company.

(5)	Partner Nonrecourse Deductions. Notwithstanding anything to the contrary in this Agreement, any Partner Nonrecourse Deductions for any taxable year or other period for which allocations are made will be allocated to the Member who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which the Partner Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-

2(i).

(6)	Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset under Code Sections 734(b) or 743(b) is required to be taken into account in determining Capital Accounts under Regulations Section 1.704-l(b)(2)(iv)(m), the amount of the adjustment to the Capital Accounts will be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis), and the gain or loss will be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted under Regulations Section 1.704- l(b)(2(iv)(m).

(d)          Curative Allocations. The allocations set forth in Section 16.4(c) (the “Regulatory Allocations”) are intended to comply with certain requirements of Regulations Sections 1.704-l(b) and 1.704-2. The Regulatory Allocations may effect results that would be inconsistent with the manner in which the Members intend to divide Company distributions. Accordingly, the Managers are authorized to divide other allocations of Profits, Losses, and other items among the Members, to the extent that they exist, so that the net amount of the Regulatory Allocations and the special allocations to each Member is zero. The Managers will have discretion to accomplish this result in any reasonable manner that is consistent with Code Section 704 and the related Regulations.

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(e)          Tax Allocations-Code Section 704(c). For federal, state and local income tax purposes, Company income, gain, loss, deduction or expense (or any item thereof) for each fiscal year shall be allocated to and among the Members to reflect the allocations made pursuant to the provisions of this Section 16.4 for such fiscal year. In accordance with Code Section 704(c) and the related Regulations, income, gain, loss and deduction with respect to any property contributed to the capital of the Company, solely for tax purposes, will be allocated among the Members so as to take account of any variation between the adjusted basis to the Company of the property for federal income tax purposes and the initial Gross Asset Value of the property (computed in accordance with Section 16.3). If the Gross Asset Value of any Company asset is adjusted under Section 16.3(b), subsequent allocations of income, gain, loss and deduction with respect to that asset will take account of any variation between the adjusted basis of the asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the related Regulations. Any elections or other decisions relating to allocations under this Section 16.4(e) will be made in any manner that the Managers determine reasonably reflects the purpose and intention of this Agreement. Allocations under this Section 16.4(e) are solely for purposes of federal, state and local taxes and will not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses or other items or distributions under any provision of this Agreement.

(f)          Priority Allocation to the Preferred Member. All or a portion of the remaining items of Company gross income or gain, if any, shall be specifically allocated to the Preferred Member to the extent of (i) its Default Preferred Return and its Preferred Return on its Initial Capital Contributions, over (ii) the cumulative items of gross income and gain allocated to the Preferred Member pursuant to this Section 16.4(f).

(g)          Members shall be bound by the provisions of this Section 16.4 in reporting their shares of Company income and loss for income tax purposes.

Section 16.5          Tax Returns. The Managers shall cause to be prepared and filed all necessary federal and state income tax returns for the Company, including making the elections described in Section 16.6. Each Member shall furnish to the Managers all pertinent information in its possession relating to Company operations that is necessary to enable such income tax returns to be prepared and filed.

Section 16.6         Tax Elections. The following elections shall be made on the appropriate returns of the Company:

(a)          to adopt the calendar year as the Company’s fiscal year;

(b)          to adopt the cash method of accounting and to keep the Company’s books and records on the income-tax method;

(c)          if there is a distribution of Company property as described in Section 734 of the Code or if there is a transfer of a Company interest as described in Section 743 of the Code, upon written request of any Member, to elect, pursuant to Section 754 of the Code, to adjust the basis of Company properties; and

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(d)          to elect to amortize the organizational expenses of the Company ratably over a period of 60 months as permitted by Section 709(b) of the Code.

No election shall be made by the Company or any Member to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state laws.

Section 16.7          Tax Matters Partner. The Developer Member shall be the “tax matters partner” of the Company pursuant to Section 6231 (a)(7) of the Code. As tax matters partner, such Member shall take such action as may be necessary to cause every other Member to become a “notice partner” within the meaning of Section 6223 of the Code. Such Member shall inform each other Member of all significant matters that may come to its attention in its capacity as tax matters partner by giving notice thereof within ten (10) days after becoming aware thereof and, within such time, shall forward to each other Member copies of all significant written communications it may receive in such capacity. Such Member shall not take any action contemplated by Sections 6222 through 6232 of the Code without the consent of the Managers and the Preferred Member. This provision is not intended to authorize such Member to take any action left to the determination of an individual Member under Sections 6222 through 6232 of the Code.

Section 16.8          Allocations on Transfer of Interests. All items of income, gain, loss, deduction, and credit allocable to any interest in the Company that may have been transferred shall be allocated between the transferor and the transferee based upon that portion of the calendar year during which each was recognized as owning such interest, without regard to the results of Company operations during any particular portion of such calendar year and without regard to whether cash distributions were made to the transferee or the transferee during such calendar year; however, such allocation shall be made in accordance with a method permissible under Section 706 of the Code and the Regulations thereunder.

ARTICLE 17

WITHDRAWAL, DISSOLUTION, LIQUIDATION, AND TERMINATION

Section 17.1          Dissolution, Liquidation and Termination Generally. The Company shall be dissolved upon the first to occur of any of the following:

(a)          The sale or disposition of all of the assets of the Company and the receipt, in cash, of all consideration therefor;

(b)          The determination of each Manager and the Preferred Member to dissolve the Company; and

(c)          The occurrence of any event which, as a matter of law, requires that the Company be dissolved.

Notwithstanding the foregoing, if the Company is dissolved pursuant to Section 17.1(c) because an event described in Section 18-801(a)(4) of the Act, then the other Member may elect to continue the Company business within ninety (90) days after the Members have actual notice of such event, and, at the option of the electing Member, may admit a new Member to the Company with a “Residual Sharing Ratio” and “Capital Sharing Ratio” determined by the electing Member. The “Residual Sharing Ratio” and “Capital Sharing Ratio” of the electing Member then shall be reduced by the “Residual Sharing Ratio” and “Capital Sharing Ratio” allocated to the new Member.

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Section 17.2         Liquidation and Termination. Upon dissolution of the Company, unless it is continued as provided above, the Managers shall act as liquidator or may appoint one or more other Persons as liquidator; however, if the Company is dissolved because of an event occurring with respect to the Managers or if a Developer Member Event of Default has occurred, the liquidator shall be one or more Persons selected in writing by the other Member. The liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein. The costs of liquidation shall be a Company expense. Until final distribution, the liquidator shall continue to operate the Company properties with all of the power and authority of the Managers hereunder. The steps to be accomplished by the liquidator are as follows:

(a)          as promptly as possible after dissolution and again after final liquidation, the liquidator shall cause a proper accounting to be made by a firm of certified public accountants acceptable to the Preferred Member of the Company’s assets, liabilities, and operations through the last day of the calendar month in which the dissolution shall occur or the final liquidation shall be completed, as applicable;

(b)          the liquidator shall pay all of the debts and liabilities of the Company or otherwise make adequate provision therefor (including the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine); and

(c)          all remaining assets of the Company shall be distributed to the Members as follows:

(1)	the liquidator may sell any or all Company property and the sum of (A) any resulting gain or loss from each sale plus (B) the fair market value of such property that has not been sold shall be determined and (notwithstanding the provisions of Article 16) income, gain, loss, and deduction inherent in such property (that has not been reflected in the Capital Accounts previously) shall be allocated among the Members to the extent possible to cause the Capital Account balance of each Member to equal the amount distributable to such Member under Section 17.2(c)(2); and

(2)	Company property shall be distributed to the Members as provided in Section 8.2 (which is anticipated to reduce the Adjusted Capital Account balances of the Members to zero).

Section 17.3         Deficit Capital Accounts.   Except as otherwise provided in this Agreement, no Member shall be required to pay to the Company, to any other Member or to any third party any deficit balance which may exist from time to time in the Member’s capital account.

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Section 17.4         Cancellation of Certificate. On completion of the distribution of Company assets, the Member (or such other person as the Act may require or permit) shall file a Certificate of Cancellation with the Secretary of State of Delaware, cancel any other filings made pursuant to Article 2, and take such other actions as may be necessary to terminate the existence of the Company.

ARTICLE 18

PURCHASE OF MEMBERSHIP INTEREST

Section 18.1          General. This Article 18 sets forth certain provisions that are applicable if a Member (the “Acquiring Member”) or its assignee purchases all or a portion of the entire Membership Interest of the other Member in the Company (the “Exiting Member”). The date on which the Acquiring Member or its assignee acquires the Membership Interest of the Exiting Member is herein called the “Acquisition Date.” The provisions of this Article 18 are intended to supplement any other provisions of this Agreement that give a Member the right to purchase or sell a Membership Interest. Nothing contained in this Article 18 shall be deemed to give to any Member any right to purchase or sell a Membership Interest, such rights, if any, being contained in the other Articles of this Agreement.

Section 18.2         Assignment of Membership Interest. Concurrently with the payment of any purchase price then payable to the Exiting Member pursuant to the applicable provisions of this Agreement (which payment may be reduced by the offset provisions of Section 20.17), or if no amount shall then be payable for such interest, then upon demand of the Acquiring Member or its assignee, the Exiting Member shall deliver or cause to be delivered to the Acquiring Member or its assignee (1) an assignment of its Membership Interest (or the portion thereof that is being transferred, as applicable), and (2) such evidence of the due authorization and execution of such assignment (including corporate resolutions, company authorizations or partner consents, as applicable) as the Acquiring Member or its assignee may reasonably request in connection therewith. Such assignment shall represent and warrant that the Exiting Member is the owner of such Membership Interest free and clear of any liens, encumbrances, claims and rights, and that it has the free and unrestricted right and power to sell and assign such interest to the Acquiring Member or its assignee; provided, however, the foregoing shall not constitute a representation or warranty that such assignment is permitted by the Loan Documents. Except as set forth above, the Exiting Member shall not make any representations or warranties of any kind or nature, express, implied or otherwise, in connection with such sale.

Section 18.3        Transfer of Management. If the Exiting Member is a Manager, or if the property manager is an Affiliate of the Exiting Member, and if the Exiting Company Member is transferring all of its Membership Interest or is otherwise withdrawing from or being removed as a Manager, then the Exiting Member shall reasonably cooperate (and cause its Affiliates to reasonably cooperate) with the Acquiring Member in order to effect an orderly transition of management of the Project to the Acquiring Member or its designee and minimize any disruption to the ongoing operation of the Project.

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Section 18.4         Release and Indemnity.

(a)          Release. If the sale of the Membership Interest of the Exiting Member is consummated and if such sale is of the entire Membership Interest of the Exiting Member, then the Exiting Member shall be released from any liability first arising under this Agreement after the consummation of such sale.

(b)          Indemnity. In addition, if the sale of the Membership Interest of the Exiting Member is consummated and if the sale is of the entire Membership Interest of the Exiting Member, the Company shall and hereby does indemnify, defend and hold harmless the Exiting Member for, from and against (1) any liability, damage, cost or expense (including reasonable attorneys’ fees incurred in connection with the enforcement of the foregoing indemnity) arising out of or relating to any action or proceeding commenced by any third party relating to any Loan, the Company, the Project or this Agreement, and which action is based on facts or circumstances first arising on or after the Acquisition Date, and (2) any liability actually known to both Members prior to the date on which the price payable for the Membership Interest of the Exiting Member was determined in accordance with this Agreement to the extent such liability was taken into account in the determination of such price. Such indemnity shall survive the closing of the sale of the Membership Interest of the Exiting Member.

Section 18.5         Transfer Tax. Any transfer tax or similar taxes arising out of or in connection with the sale and transfer of the Membership Interest (other than any tax based upon the net income of either Member) and all other closing costs of the sale and purchase of the Membership Interest (if any) shall be borne by the Developer Member.

Section 18.6          Assignment by Acquiring Member. The Acquiring Member shall have the right to assign its rights to acquire the Membership Interest of the Exiting Member to a third party, which may or may not be an Affiliate of the Acquiring Member.

ARTICLE 19

{RESERVED}

ARTICLE 20

MISCELLANEOUS PROVISIONS

Section 20.1         Notices. All notices provided for or permitted to be given pursuant to this Agreement must be in writing and shall be given or served (a) by depositing the same in the United States mail addressed to the party to be notified, postpaid and certified with return receipt requested, (b) by depositing the same with a nationally recognized overnight courier service which requires recipients to sign for all deliveries, (c) by delivering such notice in person to such party or (d) by prepaid telegram, telex, or telecopy. All notices are to be sent to or made at the addresses set forth on the signature pages hereto. All notices given in accordance with this Agreement shall be effective upon delivery at the address of the addressee. By giving written notice thereof, each Member shall have the right from time to time to change its address pursuant hereto.

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Section 20.2         Approvals. All consents, approvals and other matters of similar import required pursuant to the terms of this Agreement shall be in effect only if in writing signed by the party sought to be bound.

Section 20.3        Governing Law. This Agreement and the obligations of the Members hereunder shall be construed and enforced in accordance with the laws of the State of Delaware, excluding any conflicts of law rule or principle which might refer such construction to the laws of another state or country. Each Member submits to the jurisdiction of the state and federal courts of the State of New York.

Section 20.4         Entireties; Amendments. This Agreement and its exhibits constitute the entire agreement between the Members relative to the Company. Neither this Agreement nor any provisions hereof may be modified, amended, waived, extended, changed, discharged or terminated orally or by any act or failure to act on the part of any Member, but only by an agreement in writing signed by the party against whom enforcement of any modification, amendment, waiver, extension, change, discharge or termination is sought.

Section 20.5        Waiver. No consent or waiver, express or implied, by any Member of any breach or default by any other Member in the performance by the other Member of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other Member of the same or any other obligation hereunder. Failure on the part of any Member to complain of any act or to declare any other Member in default, irrespective of how long such failure continues, shall not constitute a waiver of rights hereunder.

Section 20.6       Severability. If any provision of this Agreement or the application thereof to any Person or circumstance shall be invalid or unenforceable to any extent, and such invalidity or unenforceability does not destroy the basis of the bargain between the parties, then the remainder of this Agreement and the application of such provisions to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

Section 20.7        Ownership of Property and Right of Partition. A Member’s interest in the Company shall be personal property for all purposes. No Member shall have any right to partition the property owned by the Company.

Section 20.8        Captions, References and Construction. Pronouns, wherever used herein, and of whatever gender, shall include natural persons and corporations and associations of every kind and character, and the singular shall include the plural wherever and as often as may be appropriate. Article and section headings are for convenience of reference and shall not affect the construction or interpretation of this Agreement. Whenever the terms “hereof,” “hereby,” “herein,” or words of similar import are used in this Agreement, they shall be construed as referring to this Agreement in its entirety rather than to a particular section or provision, unless the context specifically indicates to the contrary. Whenever the word “including” is used herein, it shall be construed to mean including without limitation. Any reference to a particular “Article”, “Section”, “Schedules” or “Exhibit” herein shall be construed as referring to the indicated article, section or exhibit of this Agreement unless the context indicates to the contrary. Each party hereto acknowledges participating in the drafting of this Agreement and agrees that this Agreement shall not be construed more stringently against one party than the other.

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Section 20.9        Involvement of Members in Certain Proceedings. Should any Member become involved in legal proceedings unrelated to the Company’s business in which the Company is required to provide books, records, an accounting, or other information, then such Member shall indemnify the Company from all expenses incurred in conjunction therewith.

Section 20.10      Interest. No amount charged as interest on loans hereunder shall exceed the maximum rate from time to time allowed by applicable law.

Section 20.11     Counterparts. This Agreement may be executed in multiple counterparts, with signature pages signed by each party affixed to constitute a fully executed instrument.

Section 20.12      General Indemnification. The Developer Member shall indemnify, defend and hold harmless the Company and the Preferred Member from any loss, claim, damage or liability relating to any brokerage commissions or finder’s fees claimed by any broker or other party in connection with the transactions which are the subject of this Agreement, and any claim arising out of any conduct of the Developer Member accruing prior to the date of this Agreement (excluding, however, any of the foregoing to the extent caused solely by the Preferred Member or its Affiliates).

Section 20.13      Publicity. Upon the acquisition of the Project, the Preferred Member may issue press releases, advertisements and other promotional materials describing in general terms or in detail as to its participation in such transaction. All references to the Preferred Member or its Affiliates in any press release, advertisement or promotional material issued by the Developer Member must be approved in advance of issuance by the Preferred Member.

Section 20.14       Intentionally deleted.

Section 20.15      Time of the Essence. Time shall be of the essence as to all deadlines and time permits set forth in this Agreement.

Section 20.16      Estoppel Certificate. Each Member agrees to give the other member or any proposed permitted transferee of such Member, on not less than ten (10) days’ written request, a certificate, binding upon the issuing Member and its successors and assigns, stating (a) whether or not, to its then current knowledge, the other Member is then in default under this Agreement and whether an event has occurred which, with the passage of time or giving of notice or both, would constitute such a default (and stating with particularity the nature of any claimed defaults or potential defaults); and (b) that this Agreement is in full force and effect and has not been amended, or if amended, the date of each amendment.

Section 20.17      Right of Offset. Notwithstanding any other provision of this Agreement, in the event that a Member (“Debtor Member”) or one of its Affiliates owes the Company or any other Member (the “Creditor Member”) any sums, arising out of or related directly or indirectly to the matters which are the subject of this Agreement or Project, the Company or the Creditor Member, as the case may be, shall be entitled to withhold the distributions and payments that would otherwise be paid to such Debtor Member pursuant to this Agreement or any contractual arrangement with the Company and use the amount so withheld to pay to the Company or the Creditor Member, as appropriate, the sums owed to it by the Debtor Member or such Affiliate of the Debtor Member. For all purposes of this Agreement, any such amounts that are so withheld from the distributions or payments to be made to the Debtor Member under this Agreement shall be deemed to have been distributed or paid to the Debtor Member and then paid by such Debtor Member or its Affiliate to the Company or the Creditor Member, as appropriate. To the extent applicable, each Member hereby waives any all defenses of a guarantor, surety and accommodation maker, to the fullest extent possible, to the extent such defenses pertain to the exercise by the Company or any other Member of the offset rights set forth in this Section 20.17.

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Section 20.18      Waiver of Certain Defenses. THE PARTIES HERETO ACKNOWLEDGE THAT THEY WERE REPRESENTED BY COMPETENT COUNSEL IN CONNECTION WITH THE NEGOTIATION, DRAFTING AND EXECUTION OF THIS AGREEMENT. THE PREFERRED MEMBER SHALL NOT BE SUBJECT TO ANY LIMITATION WHATSOEVER IN THE EXERCISE OF ANY RIGHTS OR REMEDIES AVAILABLE TO IT UNDER THIS AGREEMENT OR UNDER ANY OTHER DOCUMENTS EVIDENCING OR RELATING TO THE EQUITY INVESTMENT DESCRIBED HEREIN BY VIRTUE OF THE EXTENSION OF A MORTGAGE LOAN SECURED BY THE PROJECT BY IT, OR ANY PARENT, SUBSIDIARY, OR AFFILIATE OF THE PREFERRED MEMBER, AND THE DEVELOPER MEMBER HEREBY IRREVOCABLY WAIVES THE RIGHT TO RAISE ANY DEFENSE OR TAKE ANY ACTION ON THE BASIS OF THE FOREGOING WITH RESPECT TO THE PREFERRED MEMBER’S EXERCISE OF ANY SUCH RIGHTS OR REMEDIES.

Section 20.19      Waiver of Jury Trial. EACH PARTY HERETO, TO THE FULLEST EXTENT PERMITTED BY LAW, HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY, WITH AND UPON THE ADVICE OF COMPETENT COUNSEL, WAIVES, RELINQUISHES AND FOREVER FORGOES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE PROJECT OR ANY CONDUCT, ACT OR OMISSION OF ANY PARTY HERETO, OR ANY RESPECTIVE DIRECTOR, OFFICER, PARTNER, MEMBER, EMPLOYEE, AGENT OR ATTORNEY, OR ANY OTHER PERSONS AFFILIATED WITH SUCH PARTY, IN EACH OF THE FOREGOING CASES, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.

SIGNATURE PAGE OF LIMITED LIABILITY COMPANY AGREEMENT FOLLOWS:

53

Executed effective as of the date above written.

DEVELOPER MEMBER:

LSG FULTON STREET LLC

By:	/s/ Joseph E. Teichman
Name:	Joseph E. Teichman
Title:	Executive Vice President

Address:	LSG FULTON STREET LLC
c/o The Lightstone Group
1985 Cedar Bridge Avenue
Lakewood, New Jersey 08701
Attn: General Counsel

PREFERRED MEMBER:

LIGHTSTONE REAL ESTATE INCOME TRUST INC.

By:	/s/ Donna Brandin
Name:	Donna Brandin
Title:	Chief Financial Officer

Address:	LIGHTSTONE REAL ESTATE INCOME TRUST INC.
c/o The Lightstone Group
1985 Cedar Bridge Avenue
Lakewood, New Jersey 08701
Attn: General Counsel

EXHIBIT A

LEGAL DESCRIPTION OF THE LAND

PARCEL I:

ALL that certain plot piece or parcel of land, situate, lying and being in the Borough of Manhattan, County of New York, City and State of New York, bounded and described as follows:

BEGINNING at a point on the Northerly side of West 28th Street, distant 142 feet 11 inches Westerly from the corner formed by the intersection of the Northerly side of West 28th Street with the Westerly side of Avenue of the Americas;

RUNNING THENCE Northerly and parallel with the Westerly side of Avenue of the Americas, a distance of 98 feet 9 inches to a point on the center line of the block between West 28th Street and West 29th Street;

THENCE Westerly along the center line of said block between West 28th Street and West 29th Street and parallel with the Northerly side of West 28th Street, a distance of 21 feet 5 inches (deed), 21 feet 4 3/7 inches (survey), to a point;

THENCE Southerly and parallel with the Westerly side of Avenue of the Americas and part of the distance through a party wall, a distance of 98 feet 9 inches to a point on the Northerly side of West 28th Street;

THENCE Easterly along the Northerly side of West 28th Street, 21 feet 5 inches (deed), 21 feet 4 3/7 inches (survey), to the point or place of BEGINNING.

PARCEL II:

ALL that certain plot piece or parcel of land, situate, lying and being in the Borough of Manhattan, City, County and State of New York, bounded and described as follows:

BEGINNING at a point on the Northerly sideline of West 28th Street, therein distant 121 feet 5 inches Westerly from the corner formed by the intersection of the Northerly sideline of West 28th Street with the Westerly sideline of Avenue of the Americas;

RUNNING THENCE Northerly and parallel with the Westerly sideline of Avenue of the Americas and part of the distance through a party wall, a distance of 98 feet 9 inches to a point on the center of the block;

THENCE Westerly along the center line of said block parallel with the Northerly sideline of West 28th Street, a distance of 21 feet 5 inches to a point;

THENCE Southerly and parallel with the Westerly sideline of Avenue of the Americas and part of the distance through a party wall, a distance of 98 feet 9 inches to a point on the Northerly sideline of West 28th Street;

THENCE Easterly along the Northerly sideline of West 28th Street, 21 feet 5 inches to a point and place of BEGINNING.

PARCEL III:

ALL that certain plot piece or parcel of land, situate, lying and being in the Borough of Manhattan, City, County and State of New York, bounded and described as follows:

BEGINNING at a point on the Northerly sideline of West 28th Street, therein distant 100 feet Westerly from the corner formed by the intersection of the Northerly sideline of West 28th Street with the Westerly sideline of Avenue of the Americas;

RUNNING THENCE Northerly and parallel with the Westerly sideline of Avenue of the Americas, a distance of 98 feet 9 inches to a point on the center of the block;

THENCE Westerly along the center line of the block parallel with the Northerly sideline of West 28th Street, a distance of 21 feet 5 inches to a point;

THENCE Southerly and parallel with the Westerly sideline of Avenue of the Americas and part of the distance through a party wall, a distance of 98 feet 9 inches to a point on the Northerly sideline of West 28th Street;

THENCE Easterly along the Northerly sideline of West 28th Street, 21 feet 5 inches to the point and place of BEGINNING.

FOR CONVEYANCING ONLY: TOGETHER with all the right, title and interest of the party of the first part, of in and to the land lying in the street in front of and adjoining said premises.

EXHIBIT B

{RESERVED}

EXHIBIT C

Index of Defined Terms

Section

Acquiring Member	18.1
Acquisition Date	18.1
Act	1.1
Additional Capital Contributions	1.1
Adjusted Capital Account	16.1(a)
Adjusted Capital Account Deficit	16.1(b)
Adjusted Operating Expenses	1.1
Adjusted Operating Revenues	1.1
Affiliate	1.1
Agreement	Preamble
Approval Request	4.1(b)
Balances	6.5
Bankruptcy	1.1
Business Plan	5.4
Capital Account	16.1(c), 16.2(a)
Capital Contribution	1.1
Capital Proceeds	1.1
Capital Sharing Ratios	1.1
Capital Transaction	1.1
Certificate of Formation	1.1
Change of Control Event	1.1
Closing Date	1.1
Code	16.1(d)
Company	1.1
Completion Date	1.1
Completion Schedule	4.2(b)
Construction	4.2(a)
Construction Advances	4.2(a)
Construction Expenditure	4.2(b)(2)
Construction Work	4.2(b)(
Contracts	3.7(j)
Control	1.1
Controlled by	1.1
Controlling	1.1
Cost Overrun	1.1
Cost Savings	1.1
Creditor Member	20.17
Debt Service	1.1
Debtor Member	20.17

Default Capital Contribution Balance	6.5
Default Contribution	1.1
Default Contribution Return	6.3(a)(i)
Default Rate	1.1
Depreciation	16.1(e)
Developer Member	1.1
Developer Member Event of Default	1.1
Development Budget	1.1
Development Consultant	4.2(g)
Development Coordinator	4.9(b)
Effective Date	1.1
Encumbrance	3.2(a)
Environmental Agreement	1.1
Exiting Member	18.1
Existing Operating Agreement	1.1
FEMA	3.8(b)(iv)
Force Majeure	1.1
Gross Asset Value	16.1(f), 16.3
Guaranty	1.1
Initial Capital Contributions	1.1
Land	1.1
Lender	1.1
Loan	1.1
Loan Documents	1.1
Losses	16.1(k)
Major Decisions	4.1(b)
Managers	1.1
Members	1.1
Membership Interests	1.1
Misappropriation	11.1(a)(2)
Net Cash Flow	1.1
Net Operating Income	1.1
Officers	4.5
Operating Budget	1.1
Operating Expenses	1.1
Operating Revenues	1.1
Partner Nonrecourse Debt	16.1(g)
Partner Nonrecourse Debt Minimum Gain	16.1(h)
Partner Nonrecourse Deductions	16.1(i)
Partnership Minimum Gain	16.1(j)
Payment Account	4.2(e)(1)5
Person	1.1
Plans	1.1
Preferred Member	1.1
Preferred Return	1.1
Principals	1.1

Proceeding	41.0
Profits	16.1(k)
Prohibited Act	1.1
Project	1.1
Reconciliation Statement	4.2(e)(1)5
Recourse Obligations	13.1(b)
Redemption Premium	1.1
Refinancing	1.1
Regulations	16.1(l)
Regulatory Allocations	16.1(m), 16.4(d)
Required Redemption Amount	1.1
Requisition	4.2(e)(1)
Requisition Amount	4.2(e)(1)1
Secured Obligations	6.3(b)
Secured Party	6.3(b)
Subsidiary	1.1
Substantial Completion	1.1
Transfer	3.2(a)
Unpaid Preferred Return	1.1
Unreturned Capital Contributions	1.1